UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Ingram Micro Inc.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 6, 2012

To our shareholders:

We will hold our annual meeting of shareholders at our Santa Ana campus, 1600 East Saint Andrew Place, Santa Ana, California 92705, on Wednesday, June 6, 2012, at 10:00 a.m. local time. We are holding this meeting:

1.    To elect the ten director nominees named in this proxy statement to our Board, each for a term of one year;

2.    To approve, in an advisory “say on pay” vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;

3.    To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and

4.    To transact any other business that properly comes before the meeting.

The shareholders of record at the close of business on April 10, 2012 will be entitled to vote at the meeting or any postponements or adjournments of the meeting. Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 6, 2012: This Proxy Statement, along with the 2011 Annual Report to Shareholders, is available on the following website: www.edocumentview.com/im.

Receive Proxy Materials Electronically: With your consent, we will send all future proxy voting materials to you by email. To enroll to receive future proxy materials online if you are a registered holder, please go to www.computershare.com/investor.

April 20, 2012

Santa Ana, California

By order of the Board of Directors,

Larry C. Boyd Executive Vice President, Secretary and General Counsel

i

1600 East Saint Andrew Place

Santa Ana, California 92705

PROXY STATEMENT

This proxy statement is furnished to you by the Board of Directors of Ingram Micro (the “Board”) and contains information related to the 2012 annual meeting of our shareholders to be held on Wednesday, June 6, 2012, beginning at 10:00 a.m., local time, at our Santa Ana campus, 1600 East Saint Andrew Place, Santa Ana, California 92705, and any postponements or adjournments thereof. The enclosed form of proxy is solicited by our Board. The date of this proxy statement is April 20, 2012. It is first being mailed to our shareholders on April 20, 2012.

References in this proxy statement to “we”, “us”, “our”, “the Company” and “Ingram Micro” refer to Ingram Micro Inc.

ABOUT THE MEETING

Purpose of the 2012 Annual Meeting

The purpose of the 2012 annual meeting is:

1.    To elect the ten director nominees named in this proxy statement to our Board, each for a term of one year;

2.    To approve, in an advisory “say on pay” vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;

3.    To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and

4.    To transact any other business that properly comes before the meeting.

Quorum

A quorum is the minimum number of shares required to hold and transact business at a meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or of “votes cast”.

The election inspectors will treat shares referred to as “broker nonvotes” (i.e., shares held by a broker or nominee over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who May Vote

Holders of record of our Class A common stock at the close of business on April 10, 2012 (“Record Date”) may vote at the annual meeting. As of the Record Date, the Company had 152,336,551 issued and outstanding shares of Class A common stock. Each share of Ingram Micro common stock that you own entitles you to one vote.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

If you are a registered shareholder (meaning your name is included on the shareholder file maintained by our transfer agent, Computershare Trust Company, N.A.), you can vote by proxy in any of the following ways:

•

By Internet.  If you have Internet access, you may submit your proxy from any location in the world by following the “To vote over the Internet” instructions on the proxy card. The deadline for voting electronically is 3:00 a.m. (Pacific Time) on June 6, 2012.

•	By Telephone. You may submit your proxy by following the “To vote by telephone” instructions on the proxy card. The deadline for voting by telephone is 3:00 a.m. (Pacific Time) on June 6, 2012.

•

In Writing.  You may do this by signing your proxy card, or for shares held in street name, the voting instruction card included by your broker, bank or other nominee, and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, we will follow the Board’s recommendations and vote your shares as described in the section entitled “Proposals You Are Asked to Vote on and the Board’s Voting Recommendation” below. The deadline for voting by mail is 3:00 a.m. (Pacific Time) on June 6, 2012 (your proxy card must be received by that time).

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from such nominee that you must follow in order for your shares to be voted.

If you participate in our 401(k) Investment Savings Plan (“Ingram Micro 401(k) Plan”), you may vote an amount of shares of common stock equivalent to the interest in common stock credited to your account as of the Record Date. You may vote by instructing Fidelity Investments, the trustee of the plan, pursuant to the instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if they are received by June 1, 2012. If you do not provide the trustee with your voting instructions, the trustee will not vote on your behalf.

How Proxies Work

Our Board is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may abstain from voting from any of the proposals. If you sign your proxy card but do not provide instructions, we will follow the Board’s recommendations and vote your shares as described in the section entitled “Proposals You Are Asked to Vote on and the Board’s Voting Recommendation” below.

Proposals You Are Asked to Vote on and the Board’s Voting Recommendation

If you properly fill in your proxy card and send it to us in time to vote, or vote by the Internet or telephone, one of the individuals named on your proxy card will vote your shares as your proxy and as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

1.    “FOR” election of the ten director nominees named in this proxy statement to our Board, each for a term of one year (see “Proposal No. 1 — Election of Directors”);

2.    “FOR” approval, in an advisory “say on pay” vote, of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement (see “Proposal No. 2 — Advisory Vote on Executive Compensation”); and

3.    “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year (see “Proposal No. 3 — Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm”).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with the best judgment of the individual voting your shares as your proxy. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Vote Necessary to Approve Proposals

In the election of directors under Proposal No. 1, you may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. Each nominee shall be elected to the Board of Directors by the majority of the votes cast with respect to the director’s election (that is, the number of votes “FOR” a director’s election must exceed the number of “AGAINST” votes cast with respect to the director’s election). Abstentions will not be taken into account in determining the outcome of the election.

With respect to Proposal No. 2, the “say on pay” advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for approval of this proposal. Abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a vote “AGAINST” the proposal.

Approval of the ratification of the selection of our independent registered public accounting firm under Proposal No. 3 requires the affirmative vote of the majority of the shares of common stock present or represented by proxy with respect to such proposal. Abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a vote “AGAINST” the proposal.

Under current New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares on Proposals 1 or 2 if it does not receive voting instructions from you. Such broker nonvotes will not have an effect on the outcome of the votes.

Revoking Your Proxy

You may revoke your proxy by: (1) sending in another signed proxy card with a later date; (2) providing subsequent Internet or telephone voting instructions; (3) notifying our Secretary in writing before the meeting that you have revoked your proxy; or (4) voting in person at the meeting.

Proxy Solicitation Costs

The Company will bear the costs of soliciting proxies.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for election as directors as described below, which is designated as Proposal No. 1 on the enclosed proxy card.

On the recommendation of the Governance Committee, the Board has nominated the 10 persons named below for election as directors this year, each to serve for a one-year term or until the director’s successor is elected and qualified.

Director Nominee Experience and Qualifications

The Board annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our shareholders. The Board believes that its members should possess a variety of skills, professional experience, and backgrounds in order to effectively oversee our business. All of our nominees are seasoned leaders who bring to the Board a vast array of public company, financial services, private company, public sector, and other business experience, the majority as senior executives in industries different from that of Ingram Micro or are in industries synergistic with Ingram Micro. Each has been chosen to stand for election in part because of his or her ability and willingness to ask difficult questions, understand Ingram Micro’s challenges and evaluate the strategies proposed by management, as well as their implementation. Each of the nominees has a long record of professional integrity, a dedication to his or her profession, a strong work ethic that includes coming fully prepared to meetings and being willing to spend the time and effort needed to fulfill one’s professional obligations, the ability to maintain a collegial environment, and the experience of having served as a board member of a sophisticated global company. Specific experience, qualifications, attributes and skills of each nominee are described in that nominee’s biography below (biographies are current as of the Record Date):

Howard I. Atkins	Director since April 2004

Mr. Atkins, age 61, is the former Senior Executive Vice President and Chief Financial Officer of Wells Fargo & Company in San Francisco, California, retiring in February 2011. Prior to joining Wells Fargo in 2001, Mr. Atkins was Executive Vice President and Chief Financial Officer of New York Life Insurance Company in

New York, New York from 1996 to 2001. Mr. Atkins also served as Executive Vice President and Chief Financial Officer of New Jersey-based Midlantic Corporation from 1991 to 1996. Mr. Atkins joined the former Chase Manhattan Bank in 1974 and was, successively, in asset/liability management, in U.S. capital markets/derivatives, head of Capital Markets for Europe, the Middle East and Africa, and head of the Bank’s worldwide derivatives trading business. He was Chase Manhattan Bank’s Treasurer from 1988 until 1991 when he became Chief Financial Officer of Midlantic Corporation. Mr. Atkins is a member of the Board of Directors of Occidental Petroleum Corporation. As former chief financial officer of one of the largest financial services companies in the country, Mr. Atkins brings extensive accounting and financial skills that are important in the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance, tax and treasury matters.

Leslie Stone Heisz	Director since March 2007

Ms. Heisz, age 51, is an experienced investment banking and finance executive. Ms. Heisz joined Lazard Freres & Co. in 2003 as a senior advisor and served as a managing director from 2004 through April 2010, providing strategic financial advisory services for clients in a variety of industries. Ms. Heisz was a managing director of Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.) for six years, and a director prior to that, specializing in mergers and acquisitions, as well as leveraged finance and leading the Gaming and Leisure Group and the Los Angeles office. She was also a vice president at Salomon Brothers, where she developed the firm’s industry-leading gaming practice and was a senior consultant specializing in strategic information systems at Price Waterhouse. Ms. Heisz has been a member of the Board of Directors of HCC Insurance Holdings, Inc. since November 2010 and a member of the Board of Directors of Towers Watson & Co. since April 2012. She previously served on the Board of Directors of International Game Technology and Eldorado Resorts LLC. Ms. Heisz’s career in the investment banking industry, deep understanding of capital markets and previous board experience brings expertise in oversight of our financial reporting, enterprise and operational risk management, corporate finance, tax and treasury matters and implementation of sound corporate governance practices.

John R. Ingram	Director since April 1996

Mr. Ingram, age 50, is Chairman of the Ingram Industries Inc. board of directors and also chairman of Ingram Content Group, Inc., which include Ingram Book Company, Lightning Source Inc. and Ingram Digital. He was Vice Chairman of Ingram Industries from June 1999 to April 2008. He was Co-President of Ingram Industries from January 1996 to June 1999. Mr. Ingram was also President of Ingram Book Company from January 1995 to October 1996. Mr. Ingram served as Acting Chief Executive Officer of Ingram Micro from May 1996 to August 1996 prior to Ingram Micro being a public company and held a variety of positions at the privately held Company from 1991 through 1994, including Vice President of Purchasing, Vice President of Management Services at Ingram Micro Europe, and Director of Purchasing. Mr. Ingram is a seasoned executive with Ingram Industries, and has valuable experience in digital distribution. Mr. Ingram’s history with Ingram Micro brings in-depth knowledge of the Company that assists the Board in overseeing management and is important to the Board’s oversight of strategy, risk management and implementation of sound corporate governance practices. Mr. Ingram is the brother of Orrin H. Ingram II, who is also a director of the Company.

Orrin H. Ingram II	Director since September 1999

Mr. Ingram, age 51, is President and Chief Executive Officer of Ingram Industries Inc. Mr. Ingram held numerous positions with Ingram Materials Company and Ingram Barge Company before being named Co-President of Ingram Industries in January 1996. He was named to his present position as President and Chief Executive Officer of Ingram Industries in June 1999. He remains Chairman of Ingram Barge Company. Mr. Ingram is a member of the Board of Directors of Coca-Cola Enterprises Inc. Mr. Ingram is a seasoned executive with Ingram Industries, and has valuable experience serving on the Board of a beverage distribution company. Mr. Ingram’s history with Ingram Micro brings in-depth knowledge of the Company that assists the Board in overseeing management and is important to the Board’s oversight of strategy, compensation practices, risk management and implementation of sound corporate governance practices. Mr. Ingram is the brother of John R. Ingram, who is also a director of the Company.

Dale R. Laurance	Director since May 2001

Dr. Laurance, age 66, is the owner of Laurance Enterprises LLC, a private investment and advisory services company. He is also the owner of Nightingale Properties LLC, a Hawaiian real estate development company. He retired from Occidental Petroleum Corporation on December 31, 2004, where he had served as President since 1996 and Director since 1990. From 1983 to 1996 he served in various management and executive positions with Occidental Petroleum Corporation. Dr. Laurance also serves on the Advisory Board of Hancock Park Associates. Dr. Laurance is a director of the Saint John’s Health Center and serves on the Board of Trustees of the Polytechnic School. He also serves on the Board of Trustees of the Children’s Bureau and the Advisory Board of the Golden West Humanitarian Foundation. Dr. Laurance has been our Chairman of the Board since the Company’s annual meeting of shareholders in June 2007. He previously served on the Board of Directors of Jacobs Engineering Group Inc. Dr. Laurance is an experienced executive and has extensive experience in the areas of international business, financial reporting, strategy, regulatory compliance, and corporate governance as a senior executive and board member of Occidental Petroleum Corporation. Dr. Laurance brings strong leadership skills and complex business operational experience and provides strategic counsel that is important in the Board’s oversight of management.

Linda Fayne Levinson	Director since August 2004

Ms. Levinson, age 70, is an advisor to professionally funded, privately held ventures. Ms. Levinson was Non-Executive Chair of the Board of Connexus, Inc. (formerly VendareNetBlue), a privately held Internet media company, until May 2010 when it was merged into Epic Advertising. From February through July 2006, Ms. Levinson was also Interim CEO of that company. From November 2006 through June 2007, Ms. Levinson was also Executive Chair of XI Technologies. From 1997 until May 2004, Ms. Levinson was a Partner of GRP Partners, a venture capital firm investing in early stage technology companies in the financial services, Internet media and online retail sectors. From 1982 until 1998, Ms. Levinson was President of Fayne Levinson Associates, an independent consulting firm advising major corporations. Ms. Levinson also has been an executive at Creative Artists Agency, Inc.; a Partner of Wings Partners, a Los Angeles-based merchant bank; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Levinson also serves as a member of the Board of Directors of NCR Corporation, Jacobs Engineering Group Inc., The Western Union Company and Hertz Global Holdings, Inc. and its wholly-owned subsidiary The Hertz Corporation and was a previous member of the Board of DemandTec, Inc. Ms. Levinson’s executive and consulting career brings in-depth knowledge of business operations and strategy, and an extensive breadth and depth of experience related to compensation strategies and corporate governance through her long tenure serving on the boards of a number of large international companies, including as chair of compensation committees.

Alain Monié	Director since November 2011

Alain Monié, age 61, has been our president and chief executive officer since January 2012, after rejoining the Company following a year as chief executive officer of APRIL Management Pte., a multinational industrial company based in Singapore. Prior to his role at APRIL Management Pte., Mr. Monié served as president and chief operating officer of Ingram Micro from 2007 to 2010. He joined Ingram Micro in February 2003 as executive vice president. He became president of the company’s Asia-Pacific region in early 2004 and also served as executive vice president and president of Ingram Micro Asia-Pacific from January 2004 to August 2007. He spent more than two years as president of the Latin American Division of Honeywell International. He joined Honeywell through the corporation’s merger with Allied Signal Inc., where he built a 17-year career on three continents, progressing from a regional sales manager to head of Asia-Pacific operations from October 1997 to December 1999. Mr. Monié has been a member of the Board of Directors of Amazon.com, Inc. since November 2008, and was recently elected to the Board of Ingram Micro. As a seasoned executive and chief executive officer of Ingram Micro, Mr. Monié brings in-depth knowledge of Ingram Micro business operations and strategy that is important to the Board’s oversight of strategy, succession planning, enterprise risk management, compensation and implementation of sound corporate governance practices for the Company.

Scott A. McGregor	Director since June 2010

Mr. McGregor, age 56, is President and Chief Executive Officer of Broadcom Corporation, a global leader in semiconductors for wired and wireless communications. Prior to joining Broadcom in January 2005, Mr. McGregor was President and Chief Executive Officer of Philips Semiconductor, a $6-billion subsidiary of the Netherlands-based Royal Philips Electronics, from 2001 through 2004. In addition to his CEO role, he was also a member of the Group Management Committee of Royal Philips Electronics. He joined Philips Semiconductors in February 1998 as head of its Emerging Businesses unit. Before joining Philips, Mr. McGregor served in various senior management positions from 1990 to 1998, most recently as senior vice president and general manager, at Santa Cruz Operation Inc., a provider of network computing solutions. He has also held management positions at Digital Equipment Corporation (now part of Hewlett-Packard) and led Microsoft’s original Windows team. He began his career at Xerox Corporation’s Palo Alto Research Center (PARC). Mr. McGregor is a member of the Board of Directors of Broadcom Corporation. He previously served on the Board of Directors of Progress Software Corporation. Mr. McGregor is a seasoned business executive who brings in-depth business knowledge to provide insight on Ingram Micro strategy, compensation practices, risk management and implementation of sound corporate governance practices for the Company.

Michael T. Smith	Director since May 2001

Mr. Smith, age 68, is the former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, serving from October 1997 to May 2001. Prior to assuming these positions in October 1997, Mr. Smith was Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company, responsible for the aerospace, defense electronics and information systems businesses of Hughes Electronics. He joined Hughes Electronics in 1985, the year the company was formed, as Senior Vice President and Chief Financial Officer after spending nearly 20 years with General Motors Corporation in a variety of financial management positions. Mr. Smith is a member of the Board of Directors of Teledyne Technologies, FLIR Inc. and Wabco Holdings Incorporated. He previously served on the Board of Directors of Anteon International Corporation and Alliant Techsystems. Mr. Smith’s senior executive positions in large multi-national complex corporations bring in-depth knowledge of business operations, strategy and corporate governance. With his experience on audit committees of other public companies, Mr. Smith brings strong accounting and financial skills that are important in the understanding and oversight of our financial reporting and corporate governance matters.

Joe B. Wyatt	Director since October 1996

Mr. Wyatt, age 76, has been Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee since his retirement as Chancellor of Vanderbilt University, a position that he held from 1982 to 2000. Mr. Wyatt has also been a principal of The Washington Advisory Group since August 2000. Mr. Wyatt was previously a Director of Ingram Industries from April 1990 through October 1996. He also serves as Chairman of the Universities Research Association. He previously served on the Board of Directors of Hercules Incorporated and El Paso Corporation. As one of the Company’s most tenured directors, and as former chair of our Audit Committee for many years, Mr. Wyatt provides a focused historical perspective of the Board and the Company, and a deep understanding of Ingram Micro’s business and operations, corporate governance, enterprise risk management and financial accounting requirements.

BOARD OF DIRECTORS

The Board of Directors held 9 meetings during fiscal year 2011. All current directors attended more than 75% of the total number of meetings of the Board and the committees on which he or she served in 2011. The Board and its committees regularly hold executive sessions of non-employee directors without management present. As a matter of policy, directors are encouraged and expected to attend the annual meeting of shareholders. All current directors attended Ingram Micro’s 2011 annual meeting of shareholders on June 8, 2011 (other than Mr. Monié who joined the Board after the 2011 annual meeting).

Compensation of Board of Directors

Ingram Micro pays directors who are not employed by the Company (“non-employee directors”) an annual award which may consist of a combination of cash, stock options or restricted stock/restricted stock units. No meeting fees are paid to directors for attending meetings of the Board and committees on which they serve. Any director who is an employee of Ingram Micro does not receive separate compensation for service on the Board.

Annual Award. The mix of cash, stock options and restricted stock/restricted stock units for the annual award must be selected by each non-employee director before December 31 of each year prior to the start of the new calendar year or within 30 days of initial appointment or election to the Board, as the case may be. If a Board member does not file an election form with respect to a calendar year by the specified date, the Board member will be deemed to have elected to receive the compensation in the manner elected by the Board member in his or her last valid election, or if there had been no prior election, will be deemed to have elected to receive the eligible compensation in the form of nonqualified stock options. The award is prorated for partial year service. In addition, the mix of cash, stock options and restricted stock/restricted stock units for the annual award is subject to the following assumptions and restrictions:

•  Annual Award Maximum. The aggregate amount of the annual cash retainer and the value of the annual equity-based compensation selected by the director may not exceed the following amounts:

•	$430,000 for the non-executive Chairman of the Board;

•	$240,000 for the Audit Committee chair;

•	$215,000 for other Audit Committee members;

•

$235,000 for the Human Resources Committee chair, $230,000 for the Governance Committee chair, and $220,000 for the Executive Committee chair, subject to an additional $5,000 if any of these chairs is also on the Audit Committee; and

•	$210,000 for all other directors.

•  Cash. The amount of cash that may be selected by directors is subject to the following terms:

•	The maximum amount of the cash retainer that may be selected annually is as follows:

•	$170,000 for the non-executive Chairman of the Board;

•	$110,000 for the Audit Committee chair;

•	$85,000 for other Audit Committee members;

•

$105,000 for the Human Resources Committee chair, $100,000 for the Governance Committee chair, and $90,000 for the Executive Committee chair, subject to an additional $5,000 if any of these chairs is also on the Audit Committee; and

•	$80,000 for all other directors.

•

The only minimum cash retainer is for Audit Committee members and other committee chairs who must select the following minimum amount of the cash retainer annually (subject to adjustment for partial years of service):

•	$30,000 for the Audit Committee chair;

•	$5,000 for other Audit Committee members; and

•

$25,000 for the Human Resources Committee chair, $20,000 for the Governance Committee chair, and $10,000 for the Executive Committee chair, subject to an additional $5,000 if any of these chairs is also on the Audit Committee.

• Equity-based Compensation. The remainder of the annual award is in the form of equity-based compensation, which may consist of stock options, restricted stock, restricted stock units or a combination thereof.

• Option Awards. For fiscal 2011, options were granted on the first trading day of March. Pursuant to the changes to our director compensation policy adopted by the Board on November 29, 2011, starting in 2012, options are granted to directors on the first trading day of January of each calendar year. For 2011 awards, the grant date was March 1, 2011 and number of options granted was based on the dollar value of the amount of stock options selected, divided by the Black-Scholes value (using the closing price on the 15th of the month prior to grant date as the “stock value” to determine the appropriate Black-Scholes value), rounded up to the next whole share. The value per option was determined in accordance with Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). The options have an exercise price equal to the closing price of our common stock on the NYSE on the date of grant, vest monthly through December 31, 2011 and have a maximum term of ten years.

•  Restricted Stock/Restricted Stock Units. For fiscal 2011, restricted stock and/or restricted stock units were granted on the first trading day of March. Pursuant to the changes to our director compensation policy adopted by the Board on November 29, 2011, starting in 2012, restricted stock and/or restricted stock units are granted to directors on the first trading day of January of each calendar year. The number of shares granted is equal to the dollar value of the amount of restricted stock selected divided by the closing price of our common stock on the NYSE on the date of grant rounded up to the next whole share. The restricted shares and restricted stock units granted in 2011 vested on December 31, 2011. Settlement of restricted stock units may be deferred in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issue thereunder.

2011 Compensation of Non-Employee Directors. The following table lists the 2011 non-employee director compensation which consists of: (1) an annual Board retainer payable in cash, stock options, restricted stock, restricted stock units or a combination thereof, based on each Board member’s election and (2) additional compensation for the non-executive Chairman of the Board and for committee chairs.

NON-EMPLOYEE DIRECTOR COMPENSATION

(for fiscal year 2011)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Howard I. Atkins (2)(11)	85,000	130,002	—	—	—	—	215,002
Leslie Stone Heisz (3)(11)	110,000	130,002	—	—	—	—	240,002
John R. Ingram (4)(11)	80,000	130,002	—	—	—	—	210,002
Orrin H. Ingram II (5)(11)	80,000	—	125,387	—	—	—	205,387
Dale R. Laurance (6)(11)	—	430,012	—	—	—	—	430,012
Linda Fayne Levinson (7)(11)	105,000	130,002	—	—	—	—	235,002
Scott A. McGregor (8)(11)	85,000	130,002	—	—	—	—	215,002
Michael T. Smith (9)(11)	105,000	130,002	—	—	—	—	235,002
Joe B. Wyatt (10)(11)	95,000	—	125,387	—	—	—	220,387

(1)	Since the information required to be disclosed under these columns are the amounts equal to the grant date fair value of the awards determined pursuant to ASC 718, these amounts may not conform to the exact dollar value of equity awards selected by our Board members. See notes 2 and 12 to Ingram Micro’s consolidated financial statements on our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 29, 2012 for a discussion of the estimated forfeiture rate which is not required to be taken into account for these ASC 718 values. Unless noted otherwise, restricted stock or restricted stock units disclosed under “Stock Awards” were granted on March 1, 2011 and restrictions lapsed on December 31, 2011. The closing price of Ingram Micro stock on March 1, 2011 was $19.62. Stock options disclosed under “Option Awards” were granted on March 1, 2011 with an exercise price of $19.62 per share, vest one-tenth per month over a ten-month period commencing March 31, 2011 and expire ten years less one day from grant date. The $6.35 per share fair value of the March 1, 2011 stock option award was determined in accordance with ASC 718 using a Black-Scholes model and the following assumptions: stock price volatility of 32.7%; expected option life of 5 years; dividend yield of 0%; and risk free interest rate of 2.11%.

(2)	Mr. Atkins was eligible to receive annual Board compensation in the amount of $215,000 (reflecting his service as a member of the Audit Committee), of which he elected to receive $85,000 in cash and $130,000 in restricted stock units. The cash portion was paid in four equal quarterly installments.

(3)	Ms. Heisz was eligible to receive annual Board compensation in the amount of $240,000 (reflecting her service as Chair of the Audit Committee), of which she elected to receive $110,000 in cash and $130,000 in restricted stock. The cash portion was paid in four equal quarterly installments.

(4)	Mr. J. Ingram was eligible to receive annual Board compensation in the amount of $210,000, of which he elected to receive $80,000 in cash and $130,000 in restricted stock. The cash portion was paid in four equal quarterly installments.

(5)	Mr. O. Ingram was eligible to receive annual Board compensation in the amount of $210,000, of which he elected to receive $80,000 in cash and $130,000 in stock options. The cash portion was paid in four equal quarterly installments.

(6)	Dr. Laurance was eligible to receive annual Board compensation in the amount of $430,000 (reflecting his service as Chairman of the Board), of which he elected to receive all $430,000 in restricted stock units. Dr. Laurance deferred receipt of his restricted stock units until his retirement from the Board.

(7)	Ms. Fayne Levinson was eligible to receive annual Board compensation in the amount of $235,000 (reflecting her service as Chair of the Human Resources Committee), of which she elected to receive $105,000 in cash and $130,000 in restricted stock. The cash portion was paid in four equal quarterly installments.

(8)	Mr. McGregor was eligible to receive annual Board compensation in the amount of $215,000 (reflecting his service as a member of the Audit Committee), of which he elected to receive $85,000 in cash and $130,000 in restricted stock units. The cash portion was paid in four equal quarterly installments.

(9)	Mr. Smith was eligible to receive annual Board compensation in the amount of $235,000 ($230,000 due to his service as Chair of the Governance Committee and an additional $5,000 due to his service as a member of the Audit Committee), of which he elected to receive $105,000 in cash and $130,000 in restricted stock. The cash portion was paid in four equal quarterly installments.

(10)	Mr. Wyatt was eligible to receive annual Board compensation in the amount of $225,000 (including $220,000 due to his service as Chair of the Executive Committee and an additional $5,000 due to his service as a member of the Audit Committee), of which he elected to receive $95,000 in cash and $130,000 in stock options. The cash portion was paid in four equal quarterly installments.

(11)	The table below shows the aggregate numbers of equity awards outstanding for each non-employee director as of December 31, 2011, the last day of our 2011 fiscal year. All of the outstanding equity awards (excluding vested deferred restricted stock units) were vested but unexercised stock options.

Name	Unexercised Stock Options Outstanding as of December 31, 2011
Howard Atkins	—
Leslie S. Heisz	—
John R. Ingram	52,474
Orrin H. Ingram	154,393
Dale R. Laurance	70,764
Linda Fayne Levinson	31,676
Scott A. McGregor	—
Michael T. Smith	61,387
Joe B. Wyatt	157,909

Stock Ownership Requirement. Our directors have been required to achieve and maintain ownership of at least 15,000 shares of our common stock beginning five years from the date of his or her election to the Board under the Company’s Corporate Governance Guidelines amended in 2004. The Board increased such stock ownership requirement in 2011. Pursuant to the changes to our director compensation policy adopted by the Board on November 29, 2011, each director is required to achieve and maintain ownership of shares of our common stock with an aggregate value (market price multiplied by the number of shares) equal to three times the maximum amount of cash retainer that may be selected by each member of the Board in their capacity as Board members under our director compensation policy (not taking into account additional cash compensation for other special roles on the Board such as being the Chairman of the Board, a Committee chair or being a member of a specific Board Committee) beginning five years from the date of his or her election to the Board. All current directors, with the exception of Mr. McGregor who joined the Board mid-year in 2010, meet this stock ownership requirement as of the Record Date.

Other Information. Each director is reimbursed for expenses incurred in attending meetings of the Board and Board committees. Each director is able to elect to defer his or her cash compensation through a nonqualified deferral plan. Directors who defer cash compensation may elect to have earnings, or losses, credited to their deferrals as if their deferrals were invested in the various investment options available under the Company’s Supplemental Investment Savings Plan, a nonqualified deferred compensation plan for directors. Directors are not credited with “above-market” or “preferential” interest.

Committees of the Board of Directors

Our Board has standing Audit, Executive, Governance and Human Resources Committees. The Board committees frequently meet in executive session with no members of management present. Copies of the charters for each of these committees are available by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com. The following table lists members of the committees as of the date of the Proxy Statement.

Name	Audit Committee	Executive Committee	Governance Committee	Human Resources Committee
Dale R. Laurance		*
Howard I. Atkins	*			*
Leslie S. Heisz	Chair	*
John R. Ingram			*	*
Orrin H. Ingram II		*		*
Linda Fayne Levinson			*	Chair
Scott A. McGregor	*			*
Alain Monié		*
Michael T. Smith	*		Chair
Joe B. Wyatt	*	Chair	*

*	Member

Audit Committee — 13 meetings in 2011. The Audit Committee assists our Board’s oversight of (1) the integrity of our financial reporting processes, financial statements and systems of internal controls regarding finance, accounting, legal and ethical compliance, (2) our compliance with legal and regulatory requirements, (3) the independence and qualification of our independent registered public accounting firm and (4) the performance of our independent auditors and internal audit department. In addition, the Audit Committee is charged with providing an avenue of open communication among our independent registered public accounting firm, management, our internal audit department, and our Board. The Audit Committee also appoints our independent registered public accounting firm, discusses and reviews in advance the scope of and the fees to be paid in connection with the annual audit and reviews the results of the audit with our independent registered public accounting firm. The Audit Committee discusses the Company’s earnings press releases, as well as financial information and outlook provided to analysts and rating agencies. A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com.

Executive Committee — 1 meeting in 2011. The Board established the Executive Committee in 2009. The purpose of the Executive Committee is to act when necessary on behalf of the full Board between regularly scheduled Board meetings, usually when timing is critical. The Executive Committee has and may exercise all of the powers and authority of the Board, subject to such limitations as the Board and/or applicable law may from time to time impose. A detailed list of the Executive Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com.

Governance Committee — 6 meetings in 2011. The Governance Committee is responsible for developing and recommending to the Board a set of corporate governance principles applicable to the Company, and thereafter recommending such changes as it deems appropriate to maintain effective corporate governance. In addition, the Governance Committee is responsible for identifying candidates for election to the Board of Directors, developing and reviewing background information for candidates, making recommendations to the Board regarding such candidates, reviewing and making recommendations to the Board with respect to candidates for director proposed by shareholders, and recommending the members of Board committees, as well as Board committee chair positions for election by the Board. The Governance Committee also reviews and recommends for consideration and approval by the Board the form and amounts of compensation for non-employee directors, including equity-based awards, and oversees the annual self-evaluations of the Board and its committees, as well as director performance and board dynamics. A detailed list of the Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com.

Human Resources Committee — 6 meetings in 2011. The Human Resources Committee, consisting of independent directors, assists the Board in overseeing and establishing the compensation of all executive officers and administering all stock-related and long-term executive incentive plans applicable to management. The Human Resources Committee reviews and reports to the Board on our key strategic and operational human resource issues, ensuring that investments in human assets provide maximum return to all partners —shareholders, associates, customers, and vendors. The Committee’s oversight areas include executive compensation strategy, succession planning processes and key leader succession planning, and work environment assessment and improvement. A detailed list of the Human Resources Committee’s functions is included in its charter and can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com.

•

Outside Advisors to the Human Resources Committee. The executive compensation advisor engaged by the Human Resources Committee continues to be Frederic W. Cook & Co., Inc. (“Cook”), an executive compensation consulting firm which reports solely to the Human Resources Committee. No member of the Human Resources Committee or of management has any affiliation with Cook. The Human Resources Committee periodically seeks input from Cook on a range of external market factors, including evolving executive compensation trends, and general observations on the Company’s executive compensation programs. Cook has also advised the Governance Committee of the Board on Board compensation matters for non-management Board members. Cook does not provide any other services to the Company or management.

•

Management Input to the Human Resources Committee. The Human Resources Committee frequently requests management to assist in accomplishing its work, including requests for specific analyses to assist with decision making. The Ingram Micro Human Resources, Finance, and Legal departments work with the Human Resources Committee Chair to help set meeting agendas and to coordinate the distribution of materials to the Committee in advance of its meetings. Generally, our Chief Executive Officer, our Chief Financial Officer, our Chief Operating Officer, Executive Vice President, Secretary and General Counsel, and Executive Vice President of Human Resources attend Committee meetings. Management does not make any recommendations to the Human Resources Committee on compensation of the CEO. In addition, no members of management are present during the Human Resources Committee’s deliberations on CEO compensation. The Human Resources Committee frequently meets in executive session with no members of management present.

•	Human Resources Committee Meetings. Generally, at the first Human Resources Committee meeting of each fiscal year, the following actions are reviewed and approved:

•	Annual Executive Incentive Award Program threshold, target, and maximum performance goals for the new program following approval of the Company’s annual operating plan by our Board.

•

The Performance Share Program (performance-vesting restricted stock units) design and metrics for the performance measurement period (three-year or less) commencing with the current fiscal year. Actual threshold, target, and maximum performance goals are established by the Committee based on the Company’s three-year strategic plan approved by our Board and various historical external market comparison factors.

•	The equity vehicles and equity award values to be granted to each executive officer on the first trading day of March in the current fiscal year.

•

The actual number of each type of equity (stock options and/or performance-vesting restricted stock units) to be awarded is determined by procedures and calculations previously adopted by the Human Resources Committee.

Generally, at the last Human Resources Committee meeting of each fiscal year, the Committee reviews:

•	The general design and metrics for the annual Executive Incentive Award Program (annual bonus) for the next fiscal year.

•	Base pay levels for the executive officers.

•	The target incentive award value for each executive officer as a percentage of his or her base salary paid during the fiscal year.

The Human Resources Committee decided to align their discussions and decisions for executive officer base pay levels, target annual incentives and annual equity grants with the Company’s annual performance review cycle. As a result, the Committee has delayed base pay adjustments for executive officers and annual equity grants until June 2012 for the new fiscal year.

•

Compensation Committee Interlocks and Insider Participation. None of the members of the Human Resources Committee had any “interlock” relationship to report during our fiscal year ended December 31, 2011.

Corporate Governance

Code of Conduct. Our code of conduct applies to all members of the Board of Directors, all executives of the Company and all other Ingram Micro associates and codifies our commitment to the highest standards of corporate governance. If we make any amendment to the code of conduct or grant any waiver, including any implicit waiver, from a provision of the code of conduct to our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver at www.ingrammicro.com or on a current report on Form 8-K.

Corporate Governance Guidelines. Effective corporate governance that ensures management follows the highest ethical standards is not a new concept to the Company. It is an important principle that is embraced at all levels of the Company, beginning with how our Board operates and in our Corporate Governance Guidelines (the “Guidelines”). Members of our Board are kept informed about our business through discussions with our Chief Executive Officer, Chief Financial Officer and other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. Our Board members provide feedback to management on a regular basis and meet in executive session, without any members of management, at each regular meeting.

The Guidelines address important corporate governance policies and procedures, including those relating to (1) composition of the Board and membership criteria; (2) director qualifications (such as independence, simultaneous service on other Boards and conflicts of interests); (3) Board member responsibilities (including attendance at annual shareholder meetings); (4) establishment of the Board agenda; (5) establishment of a lead director position; (6) regularly scheduled meetings of non-employee Board members; (7) Board size; (8) Board committees; (9) Board member access to management and independent advisors; (10) director compensation; (11) director orientation and continuing education; (12) management evaluation and management succession; and (13) annual performance evaluation of the effectiveness of the Board and its committees.

Our Board expects to consider further amendments to the Guidelines from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in our operations, organization or environment.

Majority Voting Policy. In March 2011, our Board amended the Company’s Bylaws to change the voting standard for the election of directors in uncontested elections from a plurality to a majority voting standard, subject to the rights of any series or class of stock to elect directors under specified circumstances, as set forth in the Company’s Articles of Incorporation. Under our majority voting policy, in an uncontested election, each nominee shall be elected to the Board of Directors by the majority of the votes cast with respect to the director’s election (that is, the number of votes “for” a director’s election must exceed the number of “against” votes cast with respect to that director’s election). Directors will continue to be elected by plurality vote in contested elections (that is, when the number of nominees for election exceeds the number of directors to be elected).

If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director”. However, under our Bylaws, if the director fails to be elected by the majority of the votes cast in an election that is not a contested election, the director shall immediately tender his or her resignation to the Board of Directors. In that situation, the Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation, and submit its recommendation to the Board. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days following certification of the shareholder vote. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The Board expects that any director whose resignation becomes effective pursuant to this policy will excuse himself or herself from participating in the consideration of his or her resignation by either the Governance Committee or the Board of Directors. If an incumbent director’s resignation is not accepted, he or she will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal.

Board Leadership Structure. The positions of Chairman of the Board and Chief Executive Officer of the Company have been separated since June 2005. We believe this leadership structure is appropriate at this time because it allows the Company to fully benefit from the leadership ability, industry experience and history with the Company that each of these individuals possess. The Guidelines further provide that non-employee directors shall choose a Lead Director when the Chairman of the Board is not independent of management and that the Chairman of the Board shall perform the duties of the Lead Director when the Chairman is independent of management. As non-executive Chairman of the Board, Dr. Laurance is our Lead Director and as such, has presided at executive sessions of the Company’s non-employee directors since his election as Chairman on June 6, 2007.

Board’s Role in Risk Oversight. Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks facing the Company, including strategic risks, operational risks, financial risks and legal and compliance risks. Management has, since 2007, conducted an annual risk assessment of our business through an Enterprise Risk Management (“ERM”) process to assist the Board in conducting its oversight of the Company’s risks. The ERM process is global in nature and has been developed to identify and assess the Company’s risks, including inherent risks of our business, as well as to identify steps to mitigate and manage risks.

The Board of Directors is responsible for exercising oversight over management’s identification and management of, and planning for, those risks. The Board has delegated to certain committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our Audit Committee’s, Human Resources Committee’s and Governance Committee’s areas of responsibilities under “Audit Committee”, “Human Resources Committee” and “Governance Committee” above; see also “Information on Compensation Risk Assessment” below). The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. Board oversight of risk is enhanced by our Chairman of the Board’s attendance at virtually all committee meetings and by the provision of committee reports to the full Board following each regular quarterly committee meeting. In addition, the full Board receives periodic updates and in-depth information specifically related to the Company’s enterprise risk management.

Information on Compensation Risk Assessment. The compensation risk assessment process and conclusions described below are the basis for the Human Resources Committee’s conclusion that risks arising from the Company compensation policies and programs are not reasonably likely to have a material adverse effect on the Company.

In early 2012, at the request of the Human Resources Committee, management conducted a review of the long-term and short-term incentive, and commission- and productivity-based variable compensation programs for Company employees for each of our operating regions (North America, Europe, Latin America and Asia-Pacific), including Corporate staff members. These compensation programs were reviewed to identify any aspects of such programs’ design or operation which might pose a potential material risk to the Company and any factors which would balance, control or otherwise mitigate such potential risks.

Our analysis included a review of compensation program details, participant information, plan administrative oversight and design features, with particular consideration given to how certain compensation design elements might build risk into a program. We assessed our potential compensation risks relating to pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, equity incentives, stock ownership requirements and trading policies, performance appraisal, and leadership and culture, and did not identify any areas of material risk. Management’s risk assessment report was reviewed and discussed, and its findings approved by the Human Resources Committee at its meeting of March 6, 2012, at which the Human Resources Committee also had input on the report from its independent compensation consultant.

In making this finding, our analysis noted that the Company’s approach to compensation utilizes a mix of cash and equity and annual and long-term incentives, as well as multiple performance metrics for all of its various plans, in an attempt to balance out incentives or program features which individually might create an inclination to take unnecessary risks. For example, for our executive officers, overall compensation is weighted towards long-term incentive compensation which discourages a focus on adverse short-term risk taking, and encourages prudent investment for sustained growth. Long-term incentive programs are based on company-wide financial results which discourage those participants who have only regional or business unit responsibilities from pursuing localized rewards without regard for broader corporate risks. Payout caps on short-term and long-term incentive award programs for our executive officers and corporate executive leadership team also mitigate imprudent risk-taking. The fact that long-term incentives are primarily paid in shares of Company stock and our typical practice of using rolling three-year performance measurement periods for these plans links management rewards with shareholder interests and also discourages imprudent risk taking. We also ensure that financial and performance metrics which drive incentive arrangements are aligned with the Company’s business plans and/or strategic objectives. Multiple levels of internal controls and approval processes serve to prevent manipulation of compensation outcomes. Finally, our stock ownership and holding guidelines for officers and board members, “clawback” policies for all or portions of annual, long-term incentive and severance payments to officers, negative discretion by the Committee over incentive program payouts for the executive officers, and negative discretion by management over incentive program payouts below the executive officer level all serve to further mitigate compensation risks for the Company.

Independence Determination for Directors

The Board of Directors adopted director independence standards as part of the Guidelines. These Guidelines include the independence requirements of the NYSE listing standards. Pursuant to the Guidelines, the Board undertook its annual review of director independence in March 2012.

In making these director independence determinations, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates.

The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. As a result of this review, the Board determined that all of the directors nominated for election at the annual meeting are independent of the Company and its management under the standards set forth in the Guidelines, as well as under Audit Committee independence requirements of the SEC and the NYSE, with the exception of Alain Monié. Mr. Monié is considered an inside director because of his current employment as a senior executive of the Company. All other directors serving on the Board during 2011 were also independent under these standards and requirements, with the exception of Gregory M.E. Spierkel, who was our Chief Executive Officer until January 20, 2012 and a member of our Board until April 15, 2012. All of the members of the Human Resources, Audit and Governance Committees are independent.

Audit Committee Financial Qualifications

Our Board has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is an “independent director” within the meaning of NYSE listing standards and the standards established by the Company. Each member of the Audit Committee also meets the NYSE’s financial literacy requirements. No member of our Audit Committee serves on more than three audit committees of public corporations.

In addition, the Board of Directors has designated each of Michael Smith, Leslie Heisz, Howard Atkins and Scott McGregor as an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

The Board has also determined that these four directors meet the NYSE’s accounting or related financial management expertise requirements through experience gained:

•

For Mr. Smith, in previous positions as former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company, as Senior Vice President and Chief Financial Officer of Hughes Electronics, and in nearly 20 years with General Motors Corporation in a variety of financial management positions;

•

For Ms. Heisz, as an experienced investment banking and finance executive, including in her role as former managing director of the Los Angeles office of Lazard Freres & Co., where she provided strategic financial advisory services for clients in a variety of industries, as managing director of the Los Angeles office of Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.) for six years, specializing in mergers and acquisitions as well as leveraged finance, as a vice president at Salomon Brothers, and as a senior consultant at Price Waterhouse;

•

For Mr. Atkins, as a seasoned finance and accounting executive, including in his former role as Senior Executive Vice President and Chief Financial Officer of Wells Fargo & Company in San Francisco, California, in his prior roles as Executive Vice President and Chief Financial Officer of New York Life Insurance Company in New York and as Executive Vice President and Chief Financial Officer of New Jersey-based Midlantic Corporation; and

•

For Mr. McGregor, as a seasoned executive with active supervisory experience of financial and accounting functions, including as President and Chief Executive Officer of Broadcom Corporation and President and Chief Executive Officer of Philips Semiconductor.

Director Nominations

General Criteria and Process. In identifying and evaluating director candidates, the Governance Committee does not set specific criteria for directors. As expressed in the Governance Committee charter, in nominating candidates, the Governance Committee shall comply with the requirements of the Company’s Bylaws and take into consideration such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation.

In evaluating candidates, the Governance Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

Shareholder Nominations. Shareholders who wish to recommend nominees for consideration by the Governance Committee may submit their nominations in writing to our Corporate Secretary at the address set forth below under “Annual Report”. The Governance Committee may consider such shareholder recommendations when it evaluates and recommends nominees to the Board for submission to the shareholders at each annual meeting. Shareholders proposing nominees for director must comply with the eligibility, advance notice and other provisions of the Company’s shareholder nominations policy. Under the policy, the shareholder must provide timely notice of the nomination to us to be considered by the Governance Committee in connection with the Company’s next annual meeting of shareholders. To be timely, the Corporate Secretary must receive the shareholder’s nomination and the information required in the policy on or before December 30th of the year immediately preceding such annual meeting. A copy of the policy is available on the Investor Relations section of the Company’s website, www.ingrammicro.com.

Contacting the Board and Further Information on Corporate Governance

Any interested person who desires to communicate with the Company’s non-employee directors may so do as follows:

•	confidentially or anonymously through the Company’s Hotline, 1 (877) INGRAM2, or 1 (877) 464-7262; or

•

by writing to the Board of Directors. The Corporate Secretary will promptly forward such interested person communications so received to the Company’s Board of Directors, to the individual director or directors to whom the communication was addressed or other appropriate departments or outside advisors, depending on the nature of the concern. Interested persons who wish to communicate directly with the Board of Directors may do so by writing to our Corporate Secretary, Worldwide Legal Department, Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705.

Our code of conduct, the Guidelines, our shareholder nominations policy and our committee charters are accessible by following the links to “Corporate Governance” on the Company’s website at www.ingrammicro.com. Furthermore, upon request to our Corporate Secretary at the address set forth below under “Annual Report”, we will provide copies of our code of conduct, the Guidelines, our shareholder nominations policy and our committee charters without charge.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, our named executive officers as set forth in the Summary Compensation Table found on page 35 of this proxy statement, our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. Except as otherwise indicated, all information is as of the Record Date. At the Record Date, there were 152,336,551 shares of common stock outstanding (excluding treasury shares).

	Common Stock
Name	Shares Beneficially Owned		% of Class (1)
Directors:
Dale R. Laurance	73,549	(2)(3)	*
Howard I. Atkins	49,054		*
Leslie S. Heisz	6,626	(3)	*
John R. Ingram (4)	4,479,240	(2)(5)	2.9
Orrin H. Ingram II (4)	4,477,216	(2)(5)	2.9
Linda Fayne Levinson	67,431	(2)	*
Scott A. McGregor	10,235		*
Michael T. Smith	110,452	(2)	*
Joe B. Wyatt	207,117	(2)	*

Named Executive Officers:
Gregory M.E. Spierkel	1,367,230	(2)	*
William D. Humes	454,340	(2)	*
Alain Monié	288,168	(2)	*
Alain Maquet	196,314	(2)	*
Keith W.F. Bradley	368,317	(2)	*
Shailendra Gupta	218,222	(2)	*

Executive Officers and Directors, as a group (21 persons)	8,745,913	(2)(5)	5.6
Other 5% Shareholders:
Artisan Partners Holdings LP	15,588,699	(6)	10.2
Tradewinds Global Investors, LLC	13,788,573	(7)	9.1
BlackRock, Inc.	9,872,478	(8)	6.5
Donald Smith & Co., Inc.	9,809,405	(9)	6.4

*	Represents less than 1% of our outstanding common stock.

(1)	Treasury shares are not included when calculating percent of class of Common Stock.

(2)	The following table shows the number of shares of our common stock beneficially owned by our directors, our named executive officers and our directors and executive officers as a group in respect of: (i) vested options, (ii) options that vest within 60 days of the Record Date, (iii) shares of common stock held by Fidelity Investments as administrator of the Ingram Micro 401(k) Plan, based on information received from such administrator as of December 31, 2011, and (iv) shares of common stock held by New York Life Retirement Plan Services as record keeper and custodian of the Ingram 401(k) Plan administered by The Ingram 401(k) Committee, based on information received from such administrator as of December 31, 2011.

Name	Vested Options	Options Scheduled to Vest within 60 days of the Record Date	Shares Held by Fidelity Investments as Administrator of the Ingram Micro 401(k) Plan	Shares Held by New York Life Retirement Plan Services as Record Keeper and Custodian of the Ingram 401(k) Plan Administered by the Ingram 401(k) Committee for Ingram Industries Inc.
Dale R. Laurance	43,558	—	—	—
Howard I. Atkins	—	—	—	—
Leslie S. Heisz	—	—	—	—
John R. Ingram	37,596	—	—	8,197
Orrin H. Ingram II	154,000	4,051	—	16,972
Linda Fayne Levinson	31,676	—	—	—
Scott A. McGregor	—	—	—	—
Michael T. Smith	57,352	—	—	—
Joe B. Wyatt	158,218	4,519	—	—
Gregory M.E. Spierkel	1,067,469	—	—	—
William D. Humes	377,772	—	—	—
Alain Monié	274,920	—	—	—
Alain Maquet	150,070	—	—	—
Keith W.F. Bradley	290,600	—	1,142	—
Shailendra Gupta	118,781	—	—	—

Executive Officers and Directors as a group (21 persons)	3,148,958	8,570	2,585	25,169

(3)	Excludes 114,568 and 30,311 restricted stock units owned by Dale R. Laurance and Leslie S. Heisz, respectively, which are vested, but for which settlement is deferred and will not occur within 60 days of the Record Date.

(4)	John R. Ingram and Orrin H. Ingram II are trustees of the E. Bronson Ingram QTIP Marital Trust (the “QTIP Trust”), and accordingly each can be deemed to be the beneficial owner of shares held by the QTIP Trust.

(5)	Includes 4,099,259, 4,099,259 and 4,099,259 shares, for John R. Ingram, Orrin H. Ingram II, and all executive officers and directors as a group, respectively, which shares are held by various trusts or foundations of which these individuals are trustees or where such individuals could each be deemed to be the beneficial owner of the shares.

(6)	This information was obtained from the Schedule 13G filed with the SEC on March 9, 2012 by Artisan Partners Holdings LP (“Artisan”), 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, representing shares held as of February 29, 2012. Artisan reports shared voting power with respect to 15,202,199 shares and shared dispositive power with respect to 15,588,699 shares.

(7)	This information was obtained from the Schedule 13G filed with the SEC on February 14, 2012 by Tradewinds Global Investors, LLC (“Tradewinds”), 2049 Century Park East, 20th Floor, Los Angeles, California 90067, representing shares held as of December 31, 2011. Tradewinds reports sole voting power with respect to 11,223,713 shares and sole dispositive power with respect to 13,788,573 shares.

(8)	This information was obtained from the Schedule 13G filed with the SEC on February 13, 2012 by BlackRock, Inc. (“BlackRock”), 40 East 52nd Street, New York, New York 10022, representing shares held as of December 30, 2011. BlackRock reports sole voting power with respect to 9,872,478 shares and sole dispositive power with respect to 9,872,478 shares.

(9)	This information was obtained from the Schedule 13G filed with the SEC on February 13, 2012 by Donald Smith & Co., Inc. (“Donald Smith & Co.”), 152 West 57th Street, New York, New York 10019, representing shares held as of December 31, 2011. Donald Smith & Co. reports sole voting power with respect to 4,204,102 shares and sole dispositive power with respect to 9,809,405 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal year 2011 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except for two reports relating to cancellation of shares for payment of certain withholding taxes in 2010 and 2011 for Mr. Mario Leone which, due to our administrative error, were untimely filed on his behalf.

TRANSACTIONS WITH RELATED PERSONS

The Board adopted the Company’s Related Person Transaction Policy in November 2007, which policy is in writing, to assist the Board in reviewing and taking appropriate action concerning related person transactions and assist the Company in preparing the disclosure that the Securities and Exchange Commission rules require to be included in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and their related rules. This policy is intended to supplement, and not to supersede, the Company’s other policies that may be applicable to or involve transactions with related persons, such as our policies for determining director independence and the Company’s Code of Conduct and Conflicts of Interests policies. The policy covers any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships) involving the Company and any director, nominee or executive officer, or any immediate family member thereof, or any 5% or greater beneficial owner of the Company’s voting securities, in each case, having a direct or indirect material interest in such transaction. Any such transaction must be approved or ratified by the Board or a designated committee thereof consisting solely of independent directors, which unless the Board designates otherwise, shall be the Governance Committee of the Board or the Chair of the Governance Committee in between regular meetings of the Committee. No material related person transactions were identified during fiscal year 2011.

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

REPORT OF THE HUMAN RESOURCES COMMITTEE

The following Report of the Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Human Resources Committee of the Board of Directors has furnished the following report.

The Human Resources Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of the proxy statement with management of Ingram Micro, and based on this review and discussion, recommended to the Board of Directors of Ingram Micro that such “Compensation Discussion and Analysis” be included in Ingram Micro’s proxy statement for the 2012 annual meeting of shareholders for filing with the SEC.

Members of the Human Resources Committee of the Board of Directors of Ingram Micro Inc.

Linda Fayne Levinson (Chair)
Howard I. Atkins
John R. Ingram
Orrin H. Ingram
Scott A. McGregor

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis reviews the compensation provided to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated officers (collectively, the Named Executive Officers, or “NEOs”) as determined under the rules of the SEC and set forth in the Summary Compensation Table. The NEOs for the fiscal year ended December 31, 2011 (or fiscal 2011) are as follows:

2011 NEOs	Position as of December 31, 2011
“Corporate NEOs”:
Gregory M.E. Spierkel (1)	Chief Executive Officer (“CEO”)
William D. Humes	Senior Executive Vice President and Chief Financial Officer (“CFO”)
Alain Monié (2)	President and Chief Operating Officer (“COO”)

“Regional NEOs”:
Keith Bradley	Senior Executive Vice President and President Ingram Micro North America
Alain Maquet	Senior Executive Vice President and President Ingram Micro Europe, Middle East, and Africa (“EMEA”)

(1)	Mr. Spierkel’s status as CEO ended on January 20, 2012, but he agreed to remain through April 15, 2012 to assist with the transition to a new CEO.

(2)	Mr. Monié was rehired as President and COO on November 1, 2011 after being away from the Company for 14 months. He was promoted to President and CEO effective January 20, 2012.

Executive Summary

This section provides an explanation and analysis of the decision-making behind the compensation provided to the NEOs for 2011, all as further described in this Compensation Discussion and Analysis.

Decisions Regarding Material Elements of Compensation. The following summarizes the decisions of the Human Resources Committee (the “Committee”) regarding the material elements of 2011 compensation, which decisions were affected by the moderately improved economic environment in 2010 and 2011.

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Base Pay. In November 2010, the Committee approved modest increases for 2011 base salaries for our CFO and Regional NEOs of less than 5% over their 2010 base salaries. In keeping with the pay philosophy of focusing on performance-based compensation, the Committee decided to provide the CEO an increase only in his 2011 annual equity-based long-term incentive award, with no increase in base pay. In November 2011, the Committee decided to move the 2012 annual salary review to March with a June 2012 effective date in order to better align with the Company’s performance review cycle.

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Annual Executive Incentive Award Program (“EIAP”). The financial targets under the cash-based EIAP for fiscal 2011 approved by the Committee reflected the improving demand environment reported by the Company during 2010. The Company’s worldwide sales for 2011 did increase 5% over 2010, but net income and earnings per share performance were affected by difficulties with the implementation of a new enterprise resource management system in a few countries, which negatively impacted our ability to process customer orders and claims on vendor programs, and by economic conditions in Europe. This resulted in mixed results across different regions, with some missing and others exceeding the financial metrics set for fiscal 2011. As a result, amounts earned by the NEOs under the 2011 EAIP varied from 51% to 123% of target.

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Equity-Based Long-Term Incentive Award Programs. The Committee decided to continue the practice of granting the NEOs their annual long-term incentive awards in March 2011 and to grant only performance-based restricted stock units (“RSUs”). These RSUs consisted of two different programs using different performance measurement periods, performance metrics, and vesting periods: (1) 40% of the RSUs would be earned based on achievement of fiscal 2011 pre-tax goals and, to the extent earned, will vest in equal installments in March 2013 and 2014 and (2) 60% of the RSUs will be eligible for vesting in early 2014 based on achievement of earnings per share and return on invested capital goals over a three-year performance measurement period (2011-2013). The grant value of the RSUs for the NEOs, including our CEO, was between 143% and 539% of their respective base salaries. These amounts align award values with those of their peers in our comparator group of companies, reflect individual performance levels, and keep stock dilution to a competitive level.

In March 2012, the Committee reviewed the appropriate levels of base pay, annual incentive awards, and annual long-term incentives for all NEOs, including the CEO. As a result of this review, the Committee determined that, while it was appropriate to maintain base pay and target cash incentives for the CEO position at the 2011 level, with respect to annual long-term equity incentive awards the target level of awards should be reduced from $4.2 million to $3.5 million. The total target compensation for the CEO position was thus decreased by approximately 11% for 2012:

	Base Pay	Annual Incentive Target (150% of base pay)	Target long-term incentives	Total
2011	$850,000	$1,275,000	$4,200,000	$6,325,000
2012	$850,000	$1,275,000	$3,500,000	$5,625,000

Focus on Long-Term Value Creation. At executive management levels, compensation focuses on long-term shareholder value creation, reflecting the fact that, in conjunction with the Board, Ingram Micro’s NEOs are responsible for setting and achieving long-term strategic goals. In support of this responsibility, compensation is heavily weighted towards equity incentives and other performance-based compensation that rewards long-term value creation for shareholders. The following charts show the CEO and other NEO target and actual compensation mix for 2011 (excluding payments in 2011 with respect to awards under the 2009 Executive Retention Cash Incentive Award Program, which awards were earned for performance in 2009).

In the tables below, target compensation equals the sum of 1) base salary, 2) target EIAP award, and 3) grant date fair value of equity awards assuming target level performance over the measurement period (as disclosed in the Summary Compensation Table). The actual compensation replaces target EIAP awards with the value that was actually earned.

Pay-for-Performance and CEO Compensation. As illustrated by the above charts, Ingram Micro emphasizes pay-for-performance with performance-based compensation constituting 87% of the CEO’s total target compensation and 69% of other NEOs’ total target compensation. This performance-based compensation requires the achievement of specific performance targets intended to drive shareholder value over the long term in order for the compensation to be paid. This is illustrated by the following comparison of the CEO’s total compensation compared to annual total shareholder return (“TSR”) over the past three years.

•	In 2009, annual TSR was 30.3% and the CEO’s total actual compensation increased by 81%.

•	In 2010, annual TSR was 9.4% and the CEO’s total actual compensation decreased by 19%.

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In 2011, annual TSR was -4.7% and the CEO’s total actual compensation earned during 2011 decreased by 4.5%. However, the CEO received the first payment of a cash retention bonus in 2011, which was earned based on 2009 performance and continued employment through 2011; when this retention payment is added to his total 2011 compensation, his compensation increased by 9.5% over 2010.

The Company is focused on improving absolute and relative TSR performance and has added a relative TSR component to its equity-based long-term incentive awards in 2012, as further described below under “2012 Performance Awards”. Ingram Micro’s three-year TSR (measured from the closing price on December 31, 2008 to the closing price on December 30, 2011) was 10.8%. On December 31, 2011, the Company’s relative one- and three-year TSR has generally been below the median of its peer group.

Focus on Best Practices. The Committee has consistently examined the Company’s executive compensation practices in an effort to align them with best practices in executive compensation and evolving trends. For example (as described further below):

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Executives are subject to significant stock ownership guidelines, including the requirement for executives to obtain permission from the Company before selling shares, even during an open trading period;

•	A clawback policy exists that provides for the repayment of incentive compensation in appropriate circumstances;

•	Different performance metrics are used under the Company’s short-term and long-term incentive plans;

•	The Company’s short-term and long-term incentive plans are capped to limit windfalls;

•	The Company has a policy prohibiting its associates from using Company stock in hedging transactions;

•	Benefits and perquisites represent a very small proportion of NEO compensation;

•	The Company’s change in control policy requires a double trigger before benefits are paid and does not have any provision for tax gross-ups;

•	The Committee retains and consults with its independent outside consultant on a regular basis and has sole discretion to engage or terminate its advisors.

In June 2011, our shareholders approved our executive compensation programs, as disclosed in last year’s proxy statement, in an advisory “say-on-pay” vote, with 86% of votes cast in favor of approval. While this result did not impact decisions about our 2011 compensation programs, which were already in place by June, we believe the approval of our 2010 compensation programs shows support for the type of programs discussed in this proxy statement. In an effort to further weight our compensation programs towards value creation for shareholders, for fiscal 2012, our performance RSUs include a total shareholder return metric, as further described below.

Overall Design and Rewards of the Executive Compensation Program

Design Elements. The Company operates in the extremely competitive, rapidly changing, and low-margin high-technology distribution and service industry. The broad objectives of the executive compensation program established by the Company and approved by the Committee are:

Compensation Element	Objectives	Key Features
Base Salary	Links performance and pay by providing competitive levels of base salary for each executive officer based on his or her role and responsibilities within the Company. Used to attract and retain executive talent in a very competitive marketplace.

Reflects:

•     Peer median for positions with similar responsibilities and business size.

•     An executive’s responsibilities and performance, as demonstrated over time.

•     Local country indexation as applicable.

Salaries are reviewed annually to ensure they are externally competitive, reflect individual performance and are internally equitable relative to other Ingram Micro executives.

Annual Executive Incentive Award Program

Provides incentives to focus executives on the actions necessary to attain the Company’s Board-approved annual business plan.

Identifies what is expected for the year from the standpoint of corporate, regional, and country results.

Links reward to accomplishment as executives are measured and rewarded on accomplishments within their control and responsibility and encourages and rewards both profitable growth and operating efficiency.

Committee establishes incentive targets as a percentage of each NEO’s base salary that approximate the median market practice of comparable positions at comparator peer group companies.

Payouts depend on meeting performance targets such as pre-tax profit, and working capital days over the course of a one-year performance period.

Performance targets vary for Corporate NEOs versus Regional NEOs.

Equity-Based Long-Term Incentive Award Program

Aligns the long-term goals of our executives with those of our shareholders, increases shareholder value, and retains executive officers.

Increases linkage to shareholders by rewarding stock price appreciation and tying wealth accumulation to performance.

Retention is enhanced through the overlapping of multi-year performance periods.

Committee reviews competitive, market-median, long-term incentive award values for each NEO and the individual performance of each NEO to establish the equity-based award values to be granted to each NEO.

Payouts depend on meeting performance targets such as pre-tax profit, economic profit, return on invested capital or earnings per share results over the performance measurement period.

Compensation Element	Objectives	Key Features
Benefits and Perquisites	Provide conservative levels of nonperformance-based compensation.	In general, our NEOs participate in the Company’s broad-based health and welfare, life insurance, disability and retirement programs for management employees.

Design Principles. Ingram Micro believes a major portion of NEO compensation should be at risk and subject to the financial performance of the Company. The only guaranteed forms of NEO compensation are base salaries, benefit programs and perquisites that are generally available to all management associates. The remainder of compensation must be earned through the attainment of predetermined financial performance objectives or share price appreciation. Compensation programs are designed within a framework based on the achievement of pre-established financial targets and alignment of the financial interests of our NEOs with those of our shareholders by providing appropriate near- and long-term financial incentives that reward executives for achieving objectives that are designed to enhance shareholder value. Our key design principles include:

1.    Target executive compensation with reference to the market median (50th percentile) for each element of pay and in total, to be competitive with other employment opportunities.

•	A competitive compensation program is critical in attracting, retaining and motivating the Company’s senior leadership in order to achieve its long-term business and financial objectives.

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The Company benchmarks executive officer compensation annually against survey data from Mercer’s Executive Benchmark Database covering general industry companies with annual revenues between $5 billion and $10 billion, as well as a comparator peer group of 38 publicly traded companies in four related industries (Technology Distributors, Electronic Equipment Manufacturers, Logistics and Health Care Distributors, and Retailers and Other Companies), to assess the competitiveness of total compensation and pay mix. This comparator peer group is a closer match to the market capitalization of the Company than the general industry data and is the same peer group of companies that was used previously to determine 2010 compensation for our NEOs.

The peer group consists of:

Technology Distributors	Electronic Equipment Manufacturers	Logistics and Healthcare Distributors	Retailers and Other Companies
• Tech Data • Avnet • Arrow Electronics • SYNNEX • Anixter Int’l • BrightPoint • Insight Enterprises • ScanSource	• Flextronics Int’l • Jabil Circuit • Celestica • Agilent Technologies • Molex • Vishay Intertech • Mettler-Toledo • Itron • AVX	• McKesson • AmerisourceBergen • C.H. Robinson • Owens & Minor • Henry Schein • UTi Worldwide • Patterson Companies • Pacer Int’l • PSS World Medical	• AutoNation • Office Depot • Ashland • Oshkosh • Family Dollar Stores • Timken • Lexmark • PetSmart • AECOM Tech • Dick’s Sporting Goods • Williams-Sonoma • O’Reilly Automotive

This comparator peer group is summarized by the following measures:

	2011 Comparator Peer Group Data as of December 31, 2010 ($ in millions)
	Revenue*	Market Cap	Employees
75th percentile	$9,171	$4,419	30,875
Median	5,373	3,340	13,350
25th percentile	3,323	1,897	7,653
Ingram Micro	33,513	2,767	13,750

*	Twelve-month revenue as of December 31, 2010

¡	Size: Companies with market capitalization that generally range around Ingram Micro’s market capitalization.

¡	Business Focus: Publicly traded companies with representation weighted towards distribution, and other industries, because the competition for talent is broader than just distribution companies.

¡	Consistency: The peer group should be relatively stable and preferably be multi-national companies.

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Ingram Micro management engages an executive compensation consulting firm to conduct a total compensation study of executive officers. In 2010, for 2011 compensation decisions, management engaged Mercer to collect and report the general industry survey data which was then reviewed by Cook, the Committee’s outside advisor. Due to the unique revenue characteristics of a distribution business (e.g., high revenues at low margins) revenue is not directly comparable to general industry benchmarks. As a result, general industry market data was used for companies with significantly lower revenues than Ingram Micro. Cook provided the Committee with its own analysis and conclusions to be drawn from the data and advised the Committee on setting appropriate compensation levels for Ingram Micro’s NEOs, including our CEO.

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Cook’s compensation report examined the competitiveness of Ingram Micro’s executive compensation programs in total and by each element of compensation (base pay, annual incentives, and long-term incentives). In doing so, the value of each of Ingram Micro’s NEOs’ compensation elements was compared to median information available from the defined comparator group. Benefits and perquisites were not included in the 2010 report as they represent a small portion of our executive officer’s total remuneration.

2.    Internal equity is important.

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Ingram Micro establishes a series of salary grades and ranges, with a salary range “midpoint” that is designed to reflect market median levels as reported in the general industry survey data. Salary grades for our executive officer positions are aligned with salary ranges of market median officer positions that most closely approximate their job responsibilities at Ingram Micro.

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Balancing competitiveness with internal equity helps support management development and movement of talent worldwide throughout Ingram Micro. Differences in actual compensation between employees in similar positions will reflect individual performance, future potential and business results. This effort also helps Ingram Micro promote talented managers to positions with increased responsibilities and provides meaningful developmental opportunities.

3.    At executive management levels, compensation increasingly focuses on longer term shareholder value creation, which is demonstrated by the charts above under “Focus on Long-Term Value Creation”, showing that long-term incentive compensation is the most important element of the pay mix for the NEOs.

4.    Pay-for-Performance.

Ingram Micro emphasizes pay-for-performance, as indicated by the charts above under “Focus on Long-Term Value Creation”, which show that 87% of the CEO’s total target compensation and 69% of the other

NEOs’ total target compensation is performance-based. This performance-based compensation requires the achievement of specific performance targets intended to drive shareholder value over the long term in order for the compensation to be paid.

What is Rewarded. Executive compensation is designed to reward achievement of targeted financial results and individual performance. Our performance metrics are based on GAAP financial results, but, as determined by the Committee, may exclude restructuring charges and other expenses directly related to our cost-reduction programs, noncash charges for the impairment of goodwill, and the impacts of any unplanned acquisitions. These metrics are regularly used by our management internally to understand, manage and evaluate our business and make operating decisions. The following table defines each performance metric used as an executive incentive measure, and states why the metric was selected and the compensation programs which use that metric.

Metric	Definition	Why Selected	Pay Programs
Earnings Per Share (“EPS”)	EPS is defined as net income divided by weighted average number of diluted shares outstanding.	EPS is widely tracked and reported by analysts and used as a measure to evaluate Ingram Micro’s performance. EPS growth is used in recognition of both the effect it can have on Ingram Micro’s stock price and the prevalence of its use by other companies.	Equity-Based Long-Term Incentive Award Program

Pre-tax Profit (“PT”)	PT is based upon results reported under generally accepted accounting principles. Exclusions of any items from the calculation of PT must be pre-approved by the Committee.	PT is considered an important performance measurement to ensure focus on profitability.	Annual Executive Incentive Award Program Equity-Based Long-Term Incentive Award Program

Return On Invested Capital (“ROIC”)	ROIC is defined as operating income, net of income taxes calculated based on Ingram Micro’s applicable effective tax rate for the fiscal year, divided by the average invested capital for the fiscal year. Average invested capital is equity plus debt less cash and cash equivalents at the beginning of the performance period and at the end of each quarter therein.	ROIC provides a measure of the efficiency with which Ingram Micro invests its capital in the business. ROIC incorporates elements of both profit generation and the capital invested in the business and provides a meaningful gauge of the level of overall shareholder value generation when compared to the weighted average cost of capital.	Equity-Based Long-Term Incentive Award Program

Metric	Definition	Why Selected	Pay Programs

Working Capital Days (“WCD”)	WCD is defined as Days Sales Outstanding plus Days Inventory Outstanding minus Days Payable Outstanding at the end of a month (13-month average).	Because of the extensive investment in working capital inherent in this business, Ingram Micro believes that this focus encourages efficient use of capital, thus improving shareholder value.	Annual Executive Incentive Award Program

Individual performance is assessed via the Performance Management Process (“PMP”)	PMP is designed to establish specific objectives for associates related to overall Ingram Micro goals and help them understand their role in meeting these objectives. Objectives are established for specific initiatives, major responsibilities key to their position, critical competencies, and individual developmental requirements.	PMP is an effective tool in assessing performance against individual goals. Once Ingram Micro objectives are established, salaried associates (including NEOs) set individual objectives aligned with the Company’s strategic direction. At year end, salaried associate performance is assessed against established goals and executive competencies and behaviors.	Base Salary Equity-Based Long-Term Incentive Award Program

Economic Profit (“EP”)	A metric that blends both balance sheet and profitability drivers, EP is defined as net operating profit after tax minus the product of invested capital times an estimated weighted average cost of capital.

EP recognizes that sustained profits in excess of the cost of capital support Ingram Micro’s obligation to create value for shareholders over the long term.

In 2010 we discontinued the use of this metric for new equity grants, and returned to the dual metrics of EPS and ROIC in order to continue the focus on both balance sheet and profitability measures that are readily understood and reviewed by management.

2009 Equity-Based Long-Term Incentive Award Program; metric has been met but time-vesting continues through March 2012.

Elements of Compensation

The elements of NEO compensation are annual base salary, annual bonus, long-term equity-based incentives, benefits, and perquisites. The mix and proportion of these elements to total compensation is benchmarked annually against the survey median data and peer group of comparator companies for each NEO. The Committee, at its sole discretion, may make changes to the mix or relative weighting of each compensation element. The Committee reviews tally sheets that itemize the total compensation package of each NEO and takes into consideration the impact a change in one element may have on other elements and total compensation. A summary of each element of compensation and how the amount and formula are determined is presented below.

How Designed and Determined

Base Salary: Each NEO is eligible for a salary review annually. The Committee reviews and takes into consideration recommendations for changes to base salaries of NEOs and other Section 16 reporting officers from our CEO (except with respect to his own compensation) and Cook. Our CEO’s recommendations are based on a number of considerations, including the executive’s scope of responsibilities within the organization, his personal assessment of the executive’s performance and overall contribution to the achievement of Ingram Micro’s short-term and long-term objectives, the executive’s performance in relation to individual performance objectives established during the PMP, the executive’s pay history, the executive’s current salary versus the competitive median levels reported by the peer group of companies and market surveys, internal equity considerations and Ingram Micro’s overall Company performance. However, there is no set formula or weighting assigned to these factors. Our CEO discusses his recommendations with Cook and the Committee, but the Committee in executive session makes a final determination of base pay for each NEO upon completion of these discussions.

Our CEO’s salary is determined by the Committee based on its review of his overall performance, data on competitive compensation levels for CEOs in the comparator group of companies, proxy information for direct competitors and market surveys, as well as Ingram Micro’s overall Company performance. These considerations are discussed among the Committee members and Cook in executive session of the Committee. No members of management are present during these deliberations.

The Committee met in November 2010 and determined that the economy and the Company’s profitability had recovered enough to justify resuming annual merit increases for the Company’s senior leadership team, including the NEOs, effective the first paycheck in January 2011. The increase for each of the NEOs was less than 5%. In keeping with the pay philosophy of focusing on performance-based compensation, the Committee decided to provide the CEO an increase only in his 2011 annual equity-based long-term incentive award.

Annual Executive Incentive Award Program: Each NEO has an incentive target established by the Committee as a percentage of base salary. The percentage approximates the median market practice of comparable positions based on the data from our comparator peer group (see “Design Principles”).

Target Annual Incentive as % of Annual Base Salary
2011
Mr. Spierkel	150%
Mr. Humes	70%
Mr. Monié	90%
Mr. Bradley	70%
Mr. Maquet	70%

For 2011, the EIAP required the achievement of certain PT and WCD goals over the full fiscal year in order for an NEO to receive his target annual incentive. These metrics drive a focus on growing PT while balancing WCD to effectively manage capital. PT and WCD goals were set within the first 90 days of the fiscal year and approved by the Committee. As illustrated by the following chart, all NEOs continue to have between 20% to 100% of their EIAP tied to the overall Company PT and WCD performance, with any remaining percent tied to the PT and WCD performance of their respective region.

	Weighting of Annual Incentive
	Overall Company Results	Corresponding Region Results
Mr. Spierkel	100%
Mr. Humes	100%
Mr. Monié (1)	100%
Mr. Bradley	20%	80%
Mr. Maquet	20%	80%

(1)	Mr. Monié was guaranteed a minimum payment of 100% of his prorated target for his 2011 annual incentive due to the Company hiring him late in the year.

The 2011 program required a minimum level of PT performance before any award could be earned and this award could be increased or decreased based on the management of WCD. The maximum award earned for significant overachievement of performance against PT is 200% of the target award value (generally 125% to 130% of the Board-approved operating plan PT results in a maximum award payment).

After the potential award based on PT is calculated, WCD is used as a modifier to decrease or increase the payout. Every working capital day worse than the target range decreases the PT achievement by 10 percentage points, with the potential of reducing the award to zero. Every working capital day better than the target range increases the PT achievement by 5 percentage points, with the multiplier capped at 110%.

The following chart illustrates the operation of the overall Company component of the EIAP in 2011.

2011 EIAP Achievement:

Worldwide Results	Minimum	Target (Plan)	Maximum	Actual*
A. Consolidated Worldwide PT Target and Results (000)	$384,321	$480,401	$600,501	$386,908
% of Incentive Award Earned	50.0%	100.0%	200.0%	51.3%
x B. Worldwide WCD Modifier Target and Results	+1 days	24.2 -26.7 days	-2 days	25.7 days
% Modifies Incentive earned in “A”	90%	100%	110%	100%
= A x B = Total Company Results =% of Incentive Award Earned				51.3%

*	PT for worldwide and regional results excludes the impact of unplanned acquisitions and credits from the reversal of reorganization liabilities. Incentive awards for PT achievement that fall between the specified minimum, target and maximum are interpolated on a straight-line basis. Every working capital day greater than the target range decreases the PT achievement by 10 percentage points. Every working capital day below the target range increases the PT achievement by 5 percentage points with the multiplier capped at 110%.

NEOs. Under the terms of the 2011 EIAP, NEOs earned award payments as follows:

2011	Region		Worldwide (100%)	Total % of Target Achievement
Mr. Spierkel	Worldwide		51.3%	51.3%
Mr. Humes	Worldwide		51.3%	51.3%
Mr. Monié (1)	Worldwide		N/A	100%

2011	Region	Region Results (80%)	Worldwide (20%)	Total % of Target Achievement
Mr. Bradley	North America	140.4%	51.3%	122.6%
Mr. Maquet	EMEA	59.5%	51.3%	57.9%

(1)	Mr. Monié was guaranteed a minimum payment at 100% of his prorated target for his 2011 annual incentive due to the Company hiring him late in the year.

The Company does not disclose regional PT or WCD target goals because of its conclusion that disclosure of such goals is not material to an understanding of the compensation program applicable to its NEOs and that competitive harm would result from their disclosure. Like the overall PT and WCD goals disclosed above, the regional goals are set at levels where achievement of the target award is intended to be challenging, but realistically possible. The difficulty of the goals is illustrated by the fact that in 2011, while Mr. Bradley’s regional results exceeded target by 40%, Mr. Maquet’s were less than target by 40%.

Equity-Based Long-Term Incentive Award Programs

2011 Performance Awards. At their meeting in January 2011, the Committee decided to continue its practice of only granting performance-vesting RSUs to the executive officers and approved the equity-based award values to be granted to each executive officer on the first trading day of March. Each RSU entitles an executive to one share of Company stock if and when the executive becomes vested in the RSU. The Committee’s determination of individual values with respect to NEOs, other than the CEO, was based on its evaluation of recommendations by the CEO that included the review of competitive data, market median, long-term incentive award values for each NEO and the individual performance of each NEO. With respect to the CEO, the Committee, in its sole discretion, determined the long-term equity value by considering the CEO’s performance and comparative peer group information. During this process the Committee consulted with its outside advisor, Cook. The target grant values for the NEOs were generally between the 50th and 75th percentile.

•

For the March 2011 grants of performance-vesting RSUs, the target dollar value for the NEOs (excluding Mr. Monié) ranged from 137% to 494% of their respective base salaries. Mr. Monié’s equity award reflects his prorated new hire grant of performance-vesting RSUs and a sign-on bonus of $2,500,000 that was granted in the form of performance-vesting RSUs. The actual value at grant varies from the total target grant value due to the change in the share price between the determination of the target value (and resulting number of RSUs to be granted) and the actual value on the date of grant.

	2011 Annual Equity-Based Long-Term Incentive Award Program Grant Values
	Total Target Equity Value	Actual Value at Grant (1)
Mr. Spierkel	$4,200,000	$4,577,935
Mr. Humes	825,000	899,185
Mr. Monié (2)	3,023,567	3,023,567
Mr. Bradley	775,000	844,837
Mr. Maquet	790,000	861,122

(1)	The Target Equity Value was divided by $18.00 to determine the number of RSU’s to grant. The Actual Value at Grant, however, was $19.62 as determined by the closing price on the grant date.

(2)	Mr. Monié’s equity was awarded on November 1, 2011 in the form of performance-vesting RSUs contingent on achieving a PT goal, as described below. The actual value per share on the grant date was $17.67.

•

With the approval of the Committee, grants of equity may also be awarded to the NEOs at other times during the year upon their initial employment with the Company or promotion within the organization. In such cases, as with Mr. Monié’s grants in 2011, the effective date of the grant will be the first trading day of the month that follows the Committee’s approval and the effective date of employment or promotion.

•

Historically, the Committee has determined the number of RSUs by defining the “stock value” of the Company’s common stock as the 20-day average closing price of Company’s stock on the 15th day of the month prior to the date of grant. Management’s executive compensation consultant, Mercer, has advised that a more prevalent practice now being employed by companies is to request approval for a total number of shares (units) to be granted in the upcoming annual grant which enables the Committee to manage share usage, dilution and share availability. As a result of this advice, management recommended, and the Committee approved, using $18.00 per share as the “stock value” of the Company’s stock to determine the number of RSUs to be granted on March 1, 2011. This value was approved by the Committee since it approximated a “typical” price of the Company’s stock in the time period before the grants were approved by the Committee. (The average price of the Company’s stock during 2010 was $17.32 and the average price in the last quarter of 2010 was $18.05.) Each NEO’s target equity value was then divided by this “stock value” to determine the number of RSUs to grant to the NEO.

The RSUs granted to the NEOs in March 2011 consisted of the following two types of performance-vesting RSUs:

(1) 60% of the RSUs (the “EPS/ROIC RSUs”) will be eligible for vesting based on EPS and ROIC achievement over a three-year period (fiscal 2011-2013). If the three-year cumulative compounded annual EPS growth and three-year average ROIC targets are met, they will fully vest on March 1, 2014 (or at the time of the Committee’s certification of the EPS and ROIC performance for the three-year period, if later) if the NEO remains employed by the Company on the vest date (other than certain specified conditions such as death or termination without cause). The Committee believes the targets were set with appropriate levels of difficulty for the three-year performance measurement period.

	% of Target Award That Vests on March 1, 2014
Performance over fiscal years 2011 — 2013	Threshold	Target	Maximum
Cumulative Compounded Annual EPS growth	17.5%	70%	140%
Average ROIC	7.5%	30%	60%
Combined payout %	25%	100%	200%

(2) 40% of the RSUs (the “PT RSUs”) were eligible to be earned based on the achievement of fiscal 2011 PT goals, with vesting in equal installments in March 2013 and 2014. The Committee certified on March 6, 2012 that the 2011 PT result ($387.9 million) exceeded the predetermined target level ($50 million), resulting in 100% of the RSUs that were granted on March 1, 2011 to participating executives, including the NEOs, vesting on the following schedule: fifty percent of the RSU’s will vest on March 1, 2013, and fifty percent will vest on March 1, 2014 as long as the participant is employed in good standing on the vesting date (other than certain specified conditions such as death or termination without cause).

Mr. Monié also received a sign on-grant with a value of $2,500,000. This performance-vesting RSU grant requires the PT goal for fiscal 2012 to be reached and certified by the Committee before the restrictions will lapse 100% on November 1, 2014.

2012 Performance Awards. At their meeting in January 2012, the Committee decided to continue its practice of only granting performance-vesting RSUs to the executive officers and to delay the 2012 annual equity grant to the first trading day of June to better align with the performance management process. While the Committee decided to continue its practice of granting 40% of the performance-vesting RSU’s tied to the achievement of 2012 PT goals and 60% tied to the achievement of EPS and ROIC goals, it has significantly modified the EPS and ROIC plan and added a TSR requirement.

The RSUs tied to EPS and ROIC achievement over the three-year period (fiscal years 2012 – 2014) vest on June 1, 2015 if the three-year cumulative compounded annual EPS growth and three-year average ROIC targets are met and the NEO generally remains employed by the Company on the vest date. The maximum number of RSUs available to vest under this 2012 program will be capped at the target number.

	% of Target Award That Vests on June 1, 2015
Performance over fiscal years 2012 — 2014	Threshold	Target	Maximum
Cumulative Compounded Annual EPS growth	17.5%	70%	140%
Average ROIC	7.5%	30%	60%
Combined payout %	25%	100%	Capped at 100%

The 100% upside (the ability to achieve up to 200% of the target grant), which was previously available based on achievement of EPS and ROIC goals, will require the Company’s three-year TSR to exceed a three-year TSR peer index in order for additional shares to be earned. The combination of the original plan with the TSR plan has the opportunity to have a total combined payout of 200% of the target, similar to previous years.

Performance Awards from Prior Years. As previously disclosed, the 2009 Executive Long-Term Performance Share Program (“2009 Performance Share Program”), had a one-year performance measurement period (2009). The EPS and ROIC metrics for this performance period were achieved at a level resulting in 111.4% of the target 2009 awards being earned (vested) by the participants, including the NEOs, who met the employment requirements of the award. Vesting of the earned shares occurred on March 1, 2012.

As previously disclosed, based on satisfaction of 2009 PT performance metrics, vesting of awards granted under the 2009 Executive Retention Performance Cash Program (“2009 Cash Retention”) and the 2009 Executive Retention Share Incentive Award Program (“2009 Equity Retention”) occurred on April 1, 2011 and April 1, 2012, respectively. The 2009 Cash Retention award for all NEO’s who were employed with the Company on April 1, 2011, other than Mr. Spierkel, vested on that date. As CEO, 60% of Mr. Spierkel’s 2009 Cash Retention award vested on April 1, 2011 and the remaining 40% of his cash award vested on April 1, 2012. Additionally, the 2009 Equity Retention award vested on April 1, 2012 to all NEO’s who were continuously employed through the period.

Stock Ownership and Retention Policy; Policy against Hedging Transactions

Our stock ownership and retention policy requires our Section 16 reporting officers to hold Ingram Micro common stock with a value equal to three to six times their base salary. The multiple is determined by salary grade. The CEO’s target is six times his base salary. The target for the other NEOs is four times their base salaries (except that Mr. Monié’s target changed when he became CEO). NEOs are not required to reach their share ownership target level by a specific date. Instead, they are required to retain 50% of their net after-tax shares resulting from the vesting of all restricted stock or RSU awards and 50% of the net after-tax shares resulting from the exercise of stock option awards until their ownership requirement is met. Shares owned include: shares held by the executive directly or through a broker, shares held jointly by the executive and his/her current spouse, shares held by the executive’s current spouse, shares held by the executive’s dependent children, shares held by the executive in a custodial account or irrevocable trust, and shares held by the executive in the Ingram Micro 401(k) Plan. As of December 31, 2011, none of the executive officers had met their share ownership requirement.

The Company’s Insider Trading Policy and Executive Stock Ownership and Retention Policy provide that shares of Ingram Micro stock shall not be made subject to a hedge transaction or puts and calls.

Compensation Recovery Policy

The Committee adopted a Compensation Recovery Policy in January 2010. This policy, commonly referred to as a “clawback” policy, authorizes the Company to recover annual or long-term incentive compensation earned and received or realized in the previous 36 months by the NEOs, other Section 16 reporting officers, the Senior Vice President & Controller, and the Vice President of Internal Audit (each a “Covered Employee”) in the event of a “recoverable event” (as defined in the policy). A recoverable event includes a covered employee’s engagement in certain conduct that is detrimental to Ingram Micro, or the grant, vesting and/or payment of “incentive compensation” (as defined in the policy), or the calculation of the magnitude of any such incentive compensation, that is based on materially inaccurate financial results or performance metrics.

Under the policy, Ingram Micro’s Board of Directors or the Committee, may, in its sole discretion, take any or all of the following actions upon its determination that a recoverable event has occurred with respect to a covered employee: (i) cause the covered employee to forfeit any unvested incentive compensation as of the recoverable event, (ii) cause the covered employee, regardless of prior vesting, to forfeit any unpaid incentive compensation as of the recoverable event, and/or (iii) recover any and all incentive compensation earned and received or realized by the covered employee during the period commencing on the date of the occurrence of the recoverable event and ending on the date on which it determines that the recoverable event has occurred, but not to exceed the 36-month period preceding the date of such determination (with interest).

This policy is applicable to the 2010 Annual Executive Incentive Award Program (annual bonus) and the 2010 Executive Long-Term Performance Share Programs (LTIP-performance vesting RSUs) and all subsequent short-term or long-term incentive award programs adopted by the Company for its executive officers and key employees designated by the Committee as a Covered Employee.

Recoupment Policy

Ingram Micro has instituted a policy that stipulates that if an executive officer receives any severance payments or other benefits under the Executive Officer Severance Policy and the Company subsequently determines that the executive officer had engaged in conduct which constituted “cause” for the termination of his employment by the Company, the executive officer will reimburse the Company for all payments and the value of all benefits received by the executive officer which would not have been received if the executive officer’s employment had been terminated by the Company for “cause”, including interest.

Benefits and Perquisites

We do not use benefit programs or perquisites as a primary compensatory element or as an enhancement to executive officer compensation. In general, our executive officers participate in Ingram Micro’s broad-based health and welfare, life insurance, disability, and retirement programs for management employees. Perquisites are generally limited to home or mobile office computer and telecommunications equipment and services and a periodic health examination provided by the Company.

For U.S. executive officers, the Company offers participation in a 401(k) plan with Company matching contributions as the only qualified retirement program. In addition, Ingram Micro offers certain U.S. highly compensated employees, including the NEOs based in the U.S., an opportunity to participate on a voluntary basis in our Supplemental Investment Savings Plan (the “Supplemental Plan”), a nonqualified deferred compensation arrangement. In general, the Supplemental Plan operates to restore 401(k) plan benefits, including Company matching contributions, which were reduced or limited by IRS regulations. Participants in both the 401(k) plan and the Supplemental Plan may elect to defer a total of up to 50% of their base salary and annual bonus. In 2011, the Company’s matching contribution from January to February was equal to 25% of the first 5% of eligible compensation deferred under the Ingram Micro 401(k) Plan and Supplemental Plan. From February to December the Company’s matching contribution was increased to 50% of the first 5% of eligible compensation deferred.

Mr. Maquet is a French citizen and continues to participate in the French social insurance programs to which the Company contributed in 2011. As part of his expatriate assignment to Belgium, the Company agreed to pay him what he would have received under the Ingram Micro France SARL profit sharing program had he remained an employee of Ingram Micro France SARL. The amount of the profit sharing program payments is noted under “All Other Compensation” in the “Summary Compensation Table” elsewhere in this proxy statement.

Relocation Assistance and Expatriate Assignment Arrangements

As an international company, we recruit executives globally. We also provide career development opportunities and promotions by moving our executives to locations throughout the world. We have an International Expatriate Assignment Policy applicable to associates working for Ingram Micro who are transferred from their home country of residence and placed on an international assignment for a specified period of time and whom management has approved to be covered by this policy. We generally provide assistance relating to such relocation, including travel costs, home leave for the associate and the associate’s family, reimbursements for necessary work and residency permits, disposition of home country automobile, transportation, storage of household goods and personal effects, cost of living allowances, relocation and housing assistance, reimbursements for customary and reasonable transaction expenses, dependent education costs, and tax preparation services for home and host country income tax filings.

In addition, Ingram Micro’s International Assignment Tax Equalization Policy is intended to eliminate tax inequities or benefits that normally result from accepting a temporary expatriate foreign assignment. Ingram Micro associates covered under this policy will be provided tax equalization benefits. Accordingly, such associate will not recognize any income tax-related financial losses or gains as a result of an international assignment. Part of this tax protection requires that the company pay the tax on some of the allowances in order for the associate to receive the full allowance that is meant to cover their actual expense. In order to ensure that the associate pays no more or no less tax as a result of an international assignment, the associate will be responsible for a “stay-at-home” tax liability, an estimate of the home country tax the associate would have paid had he or she remained in the home country. To assist the associate in meeting the stay-at-home tax liability, an estimated amount of tax is withheld from the associate’s pay each pay period (hypothetical tax) if the stay-at-home country is a tax withholding country. In general, if upon final determination of the associate’s actual stay-at-home tax for a given tax year, the total actual stay-at-home tax exceeds the hypothetical tax that was withheld from the associate’s pay for that tax year, the associate will reimburse Ingram Micro for the difference. If the actual stay-at-home tax is less than the associate’s hypothetical tax withheld, Ingram Micro will reimburse the associate for the difference.

Mr. Maquet, a French citizen, was promoted to the position of Senior Executive Vice President and President of the Company’s EMEA Region effective July 1, 2009. Upon his promotion to this position, he was required to relocate to Belgium and continues to receive benefits under the Company’s International Assignment and Tax Equalization Policies. As an expatriate, Mr. Maquet is tax-equalized to France for all components of his compensation except equity and participates in the French social programs (medical, unemployment, and pension benefits). He receives a housing allowance, dependent children education reimbursement, transportation allowances, and Belgium representation pay as reported under the “Other Compensation” column in the “Summary Compensation Table” elsewhere in this proxy statement. To ensure Mr. Maquet receives the full value of the allowances tied to his international assignment, these payments are tax equalized and the Company pays the local taxes due on these payments.

Mr. Monié, a French citizen, was rehired as President and Chief Operating Officer effective November 1, 2011. Mr. Monié was relocated from his previous position in Singapore to the United States and is treated as a “local” hire and is not provided tax equalization or other expatriate benefits. The Company agreed to provide Mr. Monié a reduced relocation package that includes: $20,000 miscellaneous relocation allowance, one air shipment of personal goods, and furniture rental for up to 90 days.

Executive Retiree Medical Program

The Committee adopted the Company’s US Executive Retiree Medical Program (“Retiree Medical”). The Retiree Medical allows all U.S.-based executives, who are at least age 55 with 10 or more years of service or at least 60 with 5 or more years of service, and their enrolled dependents, to continue participation in the Company’s fully insured plan upon departure from the Company. The participant in the Retiree Medical is responsible for 100% of the applicable insurance premiums for their enrolled dependents and themselves and may only participate until the retiree or participating dependent becomes eligible for coverage under another employer’s medical care plan or Medicare benefits.

Change in Control and Termination of Employment Arrangements

Change in Control Policy. In September 2010, the Committee adopted the Company’s Change in Control Policy (the “CIC Policy”) which applies to all of our NEOs. The CIC Policy is intended to provide eligible officers of the Company with reasonable financial security in their employment and position with the Company, without distraction from uncertainties regarding their employment created by the possibility of a potential or actual change in control of the Company. The CIC Policy is a “double-trigger” policy in that it entitles a participant to severance benefits (including accelerated vesting of equity awards) in the event the participant’s employment terminates under specified circumstances in connection with, or within 24 months following, a change in control. The CIC Policy also provides that, if equity awards are not assumed or substituted in a change in control, the equity awards will become fully vested and any performance targets for uncompleted performance periods shall be treated as satisfied at target. A summary of the terms and conditions of the CIC Policy, including a detailed description of the severance benefits and estimated values of these benefits, is set forth under “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement. The CIC Policy does not provide for any tax gross-up to participants.

Executive Officer Severance Policy. The Executive Officer Severance Policy (the “Severance Policy”) applies to our CEO and our executive officers elected by the Board of Directors (which includes all the NEOs). Under the terms of the Severance Policy, executive officers are entitled to severance benefits if their employment is terminated by the Company without “cause” and certain conditions are satisfied. In such cases, subject to execution of a release and covenant agreement satisfactory to the Company, eligible executive officers will be entitled to the severance benefits described in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement. The Committee believes the Severance Policy provides a reasonable level of protection such that our executive officers are not concerned with potential personal economic exposure in the event of actions by the Company and so instead are focused on our business goals and objectives. The Committee periodically reviews both the Severance Policy and the CIC Policy to ensure they are providing appropriate protections compared to the estimated costs. As further described elsewhere in this proxy statement, in connection with Mr. Spierkel’s departure from the Company on April 15, 2012, the Committee approved his receipt of severance benefits under the Severance Policy.

Employment Agreement with Alain Maquet. Mr. Maquet’s French employment contract states Mr. Maquet or the Company is required to provide the other with six months’ notice prior to termination for any reason other than cause. In addition, the Company has agreed that severance benefits under his original French employment contract are frozen and he will be provided severance pay equal to thirty-two months of average salary (defined as base salary and target annual bonus) upon his termination of employment by the Company for any reason other than cause. We also agreed that should Mr. Maquet be terminated for any reason other than cause during his current assignment to Belgium, Ingram Micro will repatriate Mr. Maquet and his family to France under similar relocation terms and conditions.

Internal Revenue Code Section 162(m) Policy

The Committee considers the anticipated tax treatment to us and our executive officers when reviewing our executive compensation and other compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee’s overall compensation philosophy and objectives. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. In addition, the Committee reserves the right to use its judgment to award compensation to our executive officers that may be subject to the deduction limit when the Committee believes that such compensation is appropriate, consistent with the Committee’s philosophy and in our and our shareholders’ best interests.

The Committee generally seeks to structure performance-based compensation in a manner that is intended to avoid the disallowance of deductions under Code Section 162(m). It is believed that both the short-term and long-term incentive compensation awarded by the Company is fully deductible as performance-based compensation. Nevertheless, there can be no assurance that our performance-based compensation will be treated as qualified performance-based compensation under Code Section 162(m).

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our NEOs for services rendered to us during the fiscal year ended December 31, 2011.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Gregory M.E. Spierkel	2011	850,000	—	4,577,935	—	1,554,075	22,350	7,004,360
Chief Executive Officer	2010	850,000	—	3,364,966	—	2,171,325	12,577	6,398,868
	2009	850,000	—	5,244,120	—	1,807,950	15,203	7,917,273
William D. Humes	2011	520,000	—	899,185	—	561,732	12,890	1,993,807
Senior Executive Vice	2010	500,000	—	823,391	—	596,050	6,640	1,926,081
President and Chief	2009	500,000	—	1,228,120	—	496,300	8,293	2,232,713
Financial Officer
Alain Monié (5)	2011	110,769	—	3,023,567	—	99,692	21,924	3,255,952
President and Chief	2010	425,000	—	1,682,492	—	—	7,028	2,114,520
Operating Officer	2009	650,000	—	2,380,016	—	829,530	43,366	3,902,912
Keith W.F. Bradley	2011	525,000	—	844,837	—	775,555	13,010	2,158,402
Senior Executive Vice	2010	510,000	—	823,391	—	682,584	8,740	2,024,715
President and	2009	510,000	—	1,171,204	—	528,646	8,708	2,218,558
President Ingram
Micro North America
Alain Maquet	2011	576,454	—	861,122	—	458,637	255,074	2,151,287
Senior Executive Vice	2010	530,480	—	823,391	—	597,851	331,102	2,282,824
President and	2009	530,561	—	1,004,120	—	457,558	829,115	2,821,354
President Ingram
Micro EMEA

(1)	Salary — The information provided is as of the last payroll period ending prior to the end of our fiscal year.

•	Mr. Maquet’s 2011 salary was paid in Euros and was converted to U.S. dollars for reporting purposes using the 2011 fiscal year average exchange rate as of December 31, 2011 of EUR 1 = US$1.3924.

(2)	Stock Awards reflect the aggregate grant date fair value, in accordance with ASC 718, for all performance share awards granted during the respective year based on the probable outcome (at 100%) of the performance conditions to which such performance share awards are subject. Performance share awards granted during 2011 included an annual award granted to the NEOs on March 1, 2011. The grant date fair value for all performance share awards granted to NEOs during 2011, based on the maximum level of performance (200%), is $7,324,695 for Mr. Spierkel, $1,438,695 for Mr. Humes, $3,337,699 for Mr. Monié, $1,351,740 for Mr. Bradley and $1,377,795 for Mr. Maquet. The valuation assumptions and methodology used to determine such amounts are set forth in Notes 2 and 12 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2011. The performance share awards granted during 2011 are discussed further in footnote 1 to the Grants of Plan-Based Awards for Fiscal Year 2011 table in the following section.

(3)	Non-Equity Incentive Plan Compensation represents performance-based cash incentive award payments under the 2009 Cash Retention and 2011 EIAP. Awards under the 2009 Cash Retention were paid in April 2011. Awards under the 2011 EIAP were paid in March 2012. The payments under the 2009 Cash Retention and 2011 EIAP were as follows: Mr. Spierkel, $900,000 and $654,075; Mr. Humes, $375,000 and $186,732; Mr. Bradley, 325,000 and $450,555; and Mr. Maquet, $225,000 and $233,637, respectively. Mr. Monié was only eligible for the 2011 EIAP payment of $99,692. Both payments to Mr. Maquet were converted using the 2011 fiscal year average exchange rate as of December 31, 2011 of EUR 1 = US$1.3924.

(4)	The amounts in this column for 2011 are itemized in the “All Other Compensation Table — Fiscal Year 2011” table below.

(5)	Mr. Monié resigned from the Company on August 23, 2010. All stock awards granted in 2010 and valued at $1,682,492 on the date of grant were cancelled upon resignation. Mr. Monié was rehired by the Company on November 1, 2011 as President and COO and was promoted to President and CEO effective January 20, 2012.

All Other Compensation Table — Fiscal Year 2011

Name	Company Contributions to Retirement Savings Plans ($) (a)	Health/ Welfare Benefits ($) (b)	Expatriate Compensation ($) (c)	Tax Equalization ($) (d)	Misc. ($) (e)	Total All Other Compensation ($)
Gregory M.E. Spierkel	20,433	1,917	—	—	—	22,350
William D. Humes	12,500	390	—	—	—	12,890
Alain Monié	—	390	—	—	21,534	21,924
Keith W.F. Bradley	12,620	390	—	—	—	13,010
Alain Maquet	9,803	1,297	236,903	7,071	—	255,074

(a)	Company Contributions to Retirement Savings Plans — Includes employer contributions to qualified and nonqualified retirement savings plans and personal retirement accounts.

(b)	Health/Welfare Benefits — Includes executive physical examinations and executive long-term disability insurance premiums.

(c)	Expatriate Compensation — Includes, for Mr. Maquet, housing allowance for Belgium, dependent children education reimbursement, transportation allowances, tax preparation fees and Belgium representation pay.

(d)	Tax Equalization — Includes foreign taxes paid, tax settlements and other taxes related to foreign assignments that were paid by the Company in 2011 over and above the individual’s stay-at-home tax obligations.

(e)	Miscellaneous — Relocation fees.

PLAN-BASED AWARDS GRANTED IN LAST FISCAL YEAR

The following table provides information relating to plan-based awards granted to the NEOs during the 2011 fiscal year ended December 31, 2011.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2011

	Grant Date	Human Resources Committee Meeting Dates Approving Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Options Awards $

Name			Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Gregory M.E. Spierkel	(1)03/01/11	01/19/11	—	—	—	—	93,332	—	1,831,174
	(1)03/01/11	01/19/11	—	—	—	35,000	139,998	279,996	2,746,761
	(2) N/A	01/19/11	637,500	1,275,000	2,805,000	—	—	—	—

William D. Humes	(1)03/01/11	01/19/11	—	—	—	—	18,332	—	359,674
	(1)03/01/11	01/19/11	—	—	—	6,875	27,498	54,996	539,511
	(2) N/A	01/19/11	182,000	364,000	800,800	—	—	—	—

Alain Monié	(1)11/01/11	09/13/11	—	—	—	—	11,852	—	209,425
	(1)11/01/11	09/13/11	—	—	—	4,445	17,778	35,556	314,137
	(2) N/A	09/13/11	99,692	99,692	219,323	—	—	—	—
	(3)11/01/11	09/13/11	—	—	—	—	141,483	—	2,500,005

Keith W.F. Bradley	(1)03/01/11	01/19/11	—	—	—	—	17,224	—	337,935
	(1)03/01/11	01/19/11	—	—	—	6,459	25,836	51,672	506,902
	(2) N/A	01/19/11	183,750	367,500	808,500	—	—	—	—

Alain Maquet	(1)03/01/11	01/19/11	—	—	—	—	17,556	—	344,449
	(1)03/01/11	01/19/11	—	—	—	6,584	26,334	52,668	516,673
	(2) N/A	01/19/11	201,759	403,518	887,739	—	—	—	—

(1)	Ingram Micro granted two separate awards of performance-based RSUs under our equity incentive plan on March 1, 2011 to reward achievement of financial goals that support increased shareholder value. The metrics are defined and discussed in more detail in the “Compensation Discussion and Analysis” above. The first award is based on pre-established PT financial performance goals for fiscal year 2011 (the “PT RSUs”) and the second award is based on Ingram Micro’s performance over a three-year measurement period (2011-2013) against pre-established EPS and ROIC financial performance goals (the “EPS/ROIC RSUs”). The payment of these awards also require that the NEO continue to be an employee in good standing through the applicable vesting date for any earned award to vest.

PT RSUs: If the specific pre-established PT performance goal is not met for the PT RSUs, no shares would be awarded. If such goal is met, 100% of the target number of shares would be earned, of which fifty percent would vest on each of the second and third anniversaries of the grant date. On March 6, 2012, the Committee determined that the specific pre-established PT performance goal was met, and therefore the restrictions on fifty percent of the earned PT RSUs will lapse on March 1, 2013 and the restrictions on the other fifty percent will lapse on March 1, 2014.

EPS/ROIC RSUs: If specific pre-established EPS and ROIC performance goals are not met for the EPS/ROIC RSUs, no shares would be awarded. Achievement of threshold performance levels for both metrics results in an award of 25% of the target award (if one metric is below threshold requirements and the other is at threshold, the total award earned will be less than 25% of the target award); target award requires 100% EPS and ROIC performance goal achievement (70% on EPS and 30% on ROIC); and the maximum award for over-achievement of performance goals is 200% of the target award. If the performance goals are met, the number of shares that would be earned will vest in their entirety on the third anniversary of the date of grant.

Stock awards reflect the aggregate grant date fair value, in accordance with ASC 718, for all performance share awards granted during the respective year based on the probable outcome of the performance conditions to which such performance share awards are subject. The grant date fair value for all performance share awards granted to NEOs during 2011, based on the maximum level of performance (200%), is $7,324,695 for Mr. Spierkel, $1,438,695 for Mr. Humes, $3,337,699 for Mr. Monié, $1,351,740 for Mr. Bradley, and $1,377,795 for Mr. Maquet. The valuation assumptions and methodology used to determine such amounts are set forth in Notes 2 and 12 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2011.

(2)	Pursuant to the 2011 EIAP, the threshold value can be further reduced down to $0 as a result of poor working capital days performance. See the discussion above under “Compensation Discussion and Analysis — How Designed and Determined — Annual Executive Incentive Award Program”.

(3)	Upon rejoining the Company on November 1, 2011 as President and COO, Mr. Monié received an additional grant of PT RSUs which would be earned if Ingram Micro achieved pre-established PT performance goals over a one-year performance measurement period (fiscal year 2012). Upon achievement of the pre-established PT results, such shares will vest one hundred percent on the third anniversary of the grant date and following the certification of the PT performance results by the Committee. If specific threshold PT performance levels are not met, no shares will be issued under this program.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

The following table provides information relating to outstanding equity awards and stock vested held by the NEOs at December 31, 2011.

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory M.E. Spierkel:
		68,010	13.0300	06/30/12	—	—	—	—
		93,570	11.3100	02/02/13	—	—	—	—
		127,080	11.0000	06/30/13	—	—	—	—
		59,400	16.6400	02/01/14	—	—	—	—
		37,239	17.2000	03/22/14	—	—	—	—
		103,320	14.0400	06/30/14	—	—	—	—
		83,340	18.7500	01/31/15	—	—	—	—
		91,890	15.5900	06/30/15	—	—	—	—
		95,670	19.5500	01/02/16	—	—	—	—
		93,480	18.4500	07/02/16	—	—	—	—
		215,760	20.7000	01/02/17	—	—	—	—
		287,370	17.8000	1/1/2018	—	—	—	—
	(1)	—	—	—	46,575	847,199	—	—
	(2)	—	—	—	155,654	2,831,346	—	—
	(3)	—	—	—	181,818	3,307,269	—	—
	(4)	—	—	—	—	—	109,966	2,000,282
	(5)	—	—	—	73,311	1,333,527	—	—
	(6)	—	—	—	—	—	139,998	2,546,564
	(7)	—	—	—	—	—	93,332	1,697,709

Total:		1,356,129			457,358	8,319,341	343,296	6,244,555

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William D. Humes:
		25,350	17.9000	01/31/12	—	—	—	—
		9,800	13.0300	06/30/12	—	—	—	—
		7,350	12.3500	12/30/12	—	—	—	—
		10,110	11.3100	02/02/13	—	—	—	—
		20,000	11.0000	06/30/13	—	—	—	—
		17,100	16.6400	02/01/14	—	—	—	—
		3,126	18.9800	02/26/14	—	—	—	—
		12,460	14.0400	06/30/14	—	—	—	—
		8,541	16.5700	10/12/14	—	—	—	—
		25,410	18.7500	01/31/15	—	—	—	—
		8,775	16.8000	03/31/15	—	—	—	—
		47,370	15.5900	06/30/15	—	—	—	—
		36,390	19.5500	01/02/16	—	—	—	—
		35,550	18.4500	07/02/16	—	—	—	—
		68,010	20.7000	01/02/17	—	—	—	—
		77,580	17.8000	01/01/18	—	—	—	—
	(1)	—	—	—	12,576	228,757	—	—
	(2)	—	—	—	42,027	764,471	—	—
	(3)	—	—	—	34,091	620,115	—	—
	(4)	—	—	—	—	—	26,908	489,457
	(5)	—	—	—	17,939	326,310	—	—
	(6)	—	—	—	—	—	27,498	500,189
	(7)	—	—	—	—	—	18,332	333,459

Total:		412,922			106,633	1,939,653	72,738	1,323,105

Alain Monié:
		59,400	16.6400	02/01/14	—	—	—	—
		53,250	14.0400	06/30/14	—	—	—	—
		42,960	18.7500	01/31/15	—	—	—	—
		47,370	15.5900	06/30/15	—	—	—	—
		36,390	19.5500	08/22/15	—	—	—	—
		35,550	18.4500	08/22/15	—	—	—	—
	(6)	—	—	—	—	—	17,778	323,382
	(7)	—	—	—	—	—	11,852	215,588
	(9)	—	—	—	—	—	141,483	2,573,576

Total:		274,920			—	—	171,113	3,112,546

Keith W.F. Bradley:
		20,850	16.6400	02/01/14	—	—	—	—
		3,500	17.6600	03/18/14	—	—	—	—
		5,760	20.0000	01/02/15	—	—	—	—
		42,960	18.7500	01/31/15	—	—	—	—
		36,390	19.5500	01/02/16	—	—	—	—
		35,550	18.4500	07/02/16	—	—	—	—
		68,010	20.7000	01/02/17	—	—	—	—
		77,580	17.8000	01/01/18	—	—	—	—
	(1)	—	—	—	12,576	228,757	—	—
	(2)	—	—	—	42,027	764,471	—	—
	(3)	—	—	—	29,545	537,424	—	—
	(4)	—	—	—	—	—	26,908	489,457
	(5)	—	—	—	17,939	326,310	—	—
	(6)	—	—	—	—	—	25,836	469,957
	(7)	—	—	—	—	—	17,224	313,305

Total:		290,600			102,087	1,856,962	69,968	1,272,719

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alain Maquet:
		22,470	16.6400	08/02/13	—	—	—	—
		15,090	18.7500	08/01/14	—	—	—	—
		6,880	18.1000	02/28/15	—	—	—	—
		21,540	19.5500	01/02/16	—	—	—	—
		21,030	18.4500	07/02/16	—	—	—	—
		40,260	20.7000	01/02/17	—	—	—	—
		45,270	17.8000	01/01/18	—	—	—	—
	(1)	—	—	—	7,337	133,460	—	—
	(2)	—	—	—	24,520	446,019	—	—
	(3)	—	—	—	20,455	372,076	—	—
	(4)	—	—	—	—	—	26,908	489,457
	(5)	—	—	—	17,939	326,310	—	—
	(8)	—	—	—	2,617	47,603	—	—
	(8)	—	—	—	8,754	159,235	—	—
	(6)	—	—	—	—	—	26,334	479,015
	(7)	—	—	—	—	—	17,556	319,344

Total:		172,540			81,622	1,484,703	70,798	1,287,816

(1)	Performance-based RSUs granted on March 2, 2009 under the 2009 Performance Share Program. The 2009 PT result exceeded the requirement resulting in 100% payout of the RSUs that were granted. Such RSUs vested one-third on March 23, 2010 following the certification of the PT performance results by the Committee (March 9, 2010) and one-third in March 2011. For the remainder of such RSUs, presented in the table, the performance criteria have been satisfied but vesting will not occur until March 2012. Payout value presented in the table is based upon the closing price ($18.19) of Ingram Micro stock on the last trading day of the fiscal year (December 30, 2011).

(2)	Performance-based RSUs were granted on March 2, 2009 under the 2009 Performance Share Program. On March 9, 2010, the Committee certified the Company’s EP results for fiscal 2009, which will result in 111.4% of the RSUs granted vesting on the third anniversary of the grant date. The number presented in the table represents RSUs for which performance criteria have been satisfied but vesting has not yet occurred with value equal to the certified level of achievement. Payout value presented in the table is based upon the closing price ($18.19) of Ingram Micro stock on the last trading day of the fiscal year (December 30, 2011).

(3)	Performance-based RSUs were granted on April 1, 2009 under the 2009 Retention Performance Share Program. On March 9, 2010, the Committee certified the Company’s PT performance exceeded the requirement resulting in 100% payout. The number presented in the table represents the amount of RSUs for which performance criteria have been satisfied but vesting will not occur until April 1, 2012. Payout value presented in the table is based upon the closing price ($18.19) of Ingram Micro stock on the last trading day of the fiscal year (December 30, 2011).

(4)	In fiscal year 2010, Ingram Micro adopted the 2010 Performance Share Program pursuant to our equity incentive plan and the EIP. Performance-vesting RSUs were granted under this program on March 1, 2010 to reward achievement of goals that support increased shareholder value, which would be earned if Ingram Micro achieves pre-established financial performance goals (EPS growth and average ROIC) over a three-year performance measurement period (2010-2012). If specific threshold performance levels are not met, no shares will be issued under this plan. The number in the table represents vesting upon 100% achievement of target results. Payout value is based upon the closing price ($18.19) of Ingram Micro stock on the last trading day of the fiscal year (December 30, 2011).

•	Maximum at 200% for Mr. Spierkel is 219,932 units.

•	Maximum at 200% for Messrs. Humes, Bradley, and Maquet is 53,816 units each.

(5)	Performance-based RSUs were granted on March 1, 2010 under the 2010 Performance Share Program. The 2010 PT result exceeded the requirement resulting in 100% payout of the RSUs that were granted. On March 8, 2011, the Committee certified the Company’s PT performance results for fiscal 2010, which resulted in 100% achievement of this award and will vest 50% on March 1, 2012 and 50% on March 1, 2013. The number in the table represents vesting upon 100% achievement of target results. Payout value is based upon the closing price ($18.19) of Ingram Micro stock on the last trading day of the fiscal year (December 30, 2011).

(6)	Performance-vesting RSUs were granted on March 1, 2011 to reward achievement of goals that support increased shareholder value, and will be earned if Ingram Micro achieves pre-established financial performance goals (EPS growth and average ROIC) over a three-year performance measurement period (2011-2013). If specific threshold performance levels are not met, no shares will be issued in 2014 under this plan. The number in the table represents the amount that will vest upon 100% achievement of target results. Payout value is based upon the closing price ($18.19) of Ingram Micro stock on the last trading day of the fiscal year (December 30, 2011). Mr. Monié’s award was granted on November 1, 2011 and has the same measurement/performance criteria as all other NEOs’ awards.

•	Maximum at 200% for Mr. Spierkel is 279,996 units.

•	Maximum at 200% for Mr. Humes is 54,996 units.

•	Maximum at 200% for Mr. Monié is 35,556 units.

•	Maximum at 200% for Mr. Bradley is 51,672 units.

•	Maximum at 200% for Mr. Maquet is 52,668 units.

(7)	Performance-based RSUs were granted on March 1, 2011, and would be earned if Ingram Micro achieved pre-established PT performance goals over a one-year performance measurement period (fiscal year 2011). Upon achievement of the pre-established PT results, such shares will vest fifty percent on each of the second and third anniversaries of the grant date and following the certification of the PT performance results by the Committee. If specific threshold PT performance levels are not met, no shares will be issued under this program. Payout value presented in the table is based upon the closing price ($18.19) of Ingram Micro stock on the last trading day of the fiscal year (December 30, 2011). Mr. Monié’s award was granted on November 1, 2011 and has the same measurement/performance criteria as all other NEOs’ awards. On March 6, 2012 the Committee certified the Company’s PT performance results for fiscal 2011, which resulted in 100% achievement of this award. See footnote 1 to the “Grants of Plan-Based Awards for Fiscal Year 2011” table for more information.

(8)	Mr. Maquet received additional grants of PT RSUs and EPS/ROIC RSUs on July 1, 2009 under the 2009 Performance Share Program. The number presented in the table represents the number of RSUs for which performance criteria have been satisfied but vesting has not yet occurred. Payout value presented in the table is based upon the closing price ($18.19) of Ingram Micro stock on the last trading day of the fiscal year (December 30, 2011). See footnotes 1 and 2 above for additional information.

(9)	Mr. Monié received an additional grant of PT RSUs on November 1, 2011, which would be earned if Ingram Micro achieved pre-established PT performance goals over a one-year performance measurement period (fiscal year 2012). Upon achievement of the pre-established PT results, such shares will vest 100% on the third anniversary of the grant date and following the certification of the PT performance results by the Committee. If specific threshold PT performance levels are not met, no shares will be issued under this program. The number presented in the table represents the number of unvested RSUs. Payout value presented in the table is based upon the closing price ($18.19) of Ingram Micro stock on the last trading day of the fiscal year (December 30, 2011).

OPTION EXERCISES AND STOCK VESTED INFORMATION FOR FISCAL YEAR 2011

The following table provides information relating to option exercises and RSU vestings for the NEOs for the period from January 2, 2011 through December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Gregory M.E. Spierkel	77,610	71,295	46,575	916,130
William D. Humes	5,140	26,918	12,575	247,350
Alain Monié (3)	—	—	—	—
Keith W.F. Bradley	67,140	201,624	12,575	247,350
Alain Maquet	—	—	12,578	240,177

(1)	Value realized is the difference between the fair market value of a share of the Company’s common stock on the day of exercise and the exercise price.

(2)	Value realized is calculated by multiplying the gross number of vested RSUs by the closing price of the Company’s common stock on the day the vesting occurred or, if the vesting occurred on a day the NYSE was closed for trading, the previous trading day.

(3)	Mr. Monié rejoined the Company as President and COO effective November 1, 2011 and did not have any option exercises or stock vesting from such date through December 31, 2011.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2011

The following table provides information relating to nonqualified deferred compensation balances and contributions of the NEOs for the period indicated.

Name	Executive Contributions in 2011 ($)(1)	Registrant Contributions in 2011 ($) (1)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions in 2011 ($)	Aggregate Balance at End of 2011 ($)
Gregory M.E. Spierkel	454,059	16,566	(43,940)	—	1,374,457
William D. Humes	222,068	10,242	(14,071)	—	912,625
Alain Monié	—	—	—	—	—
Keith W.F. Bradley	158,781	10,313	(32,938)	—	1,019,222
Alain Maquet	—	—	—	—	—

(1)	Executive officers who are paid on the U.S. payroll may voluntarily participate in the Supplemental Plan, a nonqualified deferred compensation arrangement. The Supplemental Plan, in general, operates to restore 401(k) plan benefits, including Company matching contributions, that were reduced or limited by IRS regulations. Under terms of the Supplemental Plan, participants may elect to defer up to a combined 50% of their base salary and annual bonus between the Supplemental Plan and the 401(k) Plan. In conformance with Section 409A of the Code, deferral and distribution elections are made by each participant prior to the beginning of each calendar year. As of February 2011, the Company’s matching contribution was reinstated at 50% (increased from 25%) of the first 5% of eligible compensation deferred to the Ingram Micro 401(k) Plan and the Supplemental Plan. Participants may elect to have earnings, or losses, credited to their Supplemental Plan account as if these accounts were invested in the various investment options available under the Company’s 401(k) Plan, but excluding investment in the Ingram Micro Stock Fund. Participants may redirect their investment in the various investment fund options on a daily basis. Account balances are available for disbursement to participants upon their termination of employment with the Company. Participants may elect to receive their account balance as a lump-sum cash payment or in installment payments over 5, 10 or 15 years.

Executive contributions are not separately shown in the “Summary Compensation Table” but instead are deferrals from individuals’ salary and/or bonus amount shown in the “Summary Compensation Table”.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Ingram Micro maintains incentive programs, including award agreements, and Executive Officer Severance and Change in Control Policies which require Ingram Micro to provide payments and benefits to the NEOs in the event of a qualifying termination of employment with Ingram Micro.

The chart below describes the termination provisions of each program and the award agreements, as well as any payments and benefits under the Executive Officer Severance and Change in Control Policies assuming the last date of employment for the NEO was the end of Ingram Micro’s fiscal year, December 31, 2011 (and therefore the cash incentive award would be considered “earned”). These terms apply to all NEOs except those covered under individual agreements which are explained later in this section.

	Short Term Incentive — Cash (1)	Long-Term Incentives — Performance Shares and Cash	Long-Term Incentive — Stock Options	Severance Pay and Benefits (Under Severance Policy or CIC Policy)(2)
Change in Control (No Termination)	None	If award is not assumed or substituted with an equivalent award by the successor corporation, it will become fully vested, and any performance targets applicable to the award shall be treated as satisfied.	If option is not assumed or substituted with an equivalent award by the successor corporation, it will become fully vested.	None

Qualifying Termination in Connection with Change in Control	Under CIC Policy, a prorated target bonus for the year of termination will be paid (subject to signing release of claims).	Any performance targets applicable to these awards shall be treated as satisfied and forfeiture restrictions shall lapse. Award becomes fully vested.	Becomes fully vested. Remains exercisable through the earlier of the second anniversary of the termination date or expiration date per the terms of the grant.	1.5 times (or 2 times for the CEO) the sum of (i) the officer’s annual base salary, (ii) target annual bonus and (iii) the annualized cost of the Company-sponsored medical, dental and vision insurance benefits in effect on the date of termination. Participation in an outplacement program for up to one year, subject to a maximum cost of $20,000.

	Short Term Incentive — Cash (1)	Long-Term Incentives — Performance Shares and Cash	Long-Term Incentive — Stock Options	Severance Pay and Benefits (Under Severance Policy or CIC Policy)(2)
Termination for Cause	None	Award shall immediately be cancelled.	Options granted before May 30, 2003: 60 or 90 days to exercise vested options, in accordance with applicable stock option agreement. All other vested and unvested options are cancelled. The Human Resources Committee, at its sole discretion, may cancel vested but unexercised options.	None

Voluntary Termination	Any earned payment based on actual 2011 Company performance under the terms of the 2011 EIAP.	Award shall immediately be cancelled.	60 or 90 days to exercise vested stock options, in accordance with applicable stock option agreement. All unvested options are cancelled.	None

Retirement (3)	Any earned payment based on actual 2011 Company performance under the terms of the 2011 EIAP.

The April 1, 2009 Equity Retention Award will be prorated based on number of full months of participation from the grant date through the termination date divided by 36.

40% of the April 2009 Cash Retention Award to the CEO will be prorated based on the number of full months of participation from the grant date through termination date divided by 36 months.

			Options granted before January 1, 2007: executive has 5 years to exercise vested options; unvested options are cancelled. Options granted after January 1, 2007 will continue to vest in accordance with the original vesting schedules. Executive has 5 years following the date of retirement to exercise any vested option, provided the option period does not expire first.	None

	Short Term Incentive — Cash (1)	Long-Term Incentives — Performance Shares and Cash	Long-Term Incentive — Stock Options	Severance Pay and Benefits (Under Severance Policy or CIC Policy) (2)
For all other plans, the number of units granted during retirement year will be prorated based on the number of full months of service from the grant date through the retirement date divided by 12.

The restrictions on these and all other awards previously granted will lapse in accordance with the original grant agreement.

Involuntary “Not for Cause” Termination

Any earned payment based on actual 2011 Company performance under the terms of the 2011 EIAP.

In the case where termination date is not the last day of the year, the executive will receive a prorated EIAP payment at the time payments are made under that year’s program.

The EPS/ROIC RSUs will be prorated based on the number of full months of service following the grant date through the termination date divided by 36 (with a minimum 12 months participation required). The PT RSUs are cancelled. The restrictions on awards will lapse according to the original grant agreement.

The April 1, 2009 Retention Award will be prorated based on number of full months of participation from the beginning of the vesting period through the termination date divided by 36.

40% of the April 2009 Cash Retention Award to the CEO will be prorated based on the number of full months of participation from the grant date through termination date divided by 36 months.

			60 or 90 days to exercise vested stock options, in accordance with the applicable stock option agreement; all unvested options are cancelled.	Executives with less than 12 years of service: payment equal to the sum of their annual base salary and target annual bonus in effect on termination date. Executives with more than 12 years of service: payment equal to the number of full years of service times one-twelfth of the sum of the annual base salary and target annual bonus in effect on termination date capped at 24 months for the CEO and 18 months for all other NEOs. Participation in an outplacement program for up to one year following the termination date, subject to a maximum cost of $20,000.

	Short Term Incentive — Cash (1)	Long-Term Incentives — Performance Shares and Cash	Long-Term Incentive — Stock Options	Severance Pay and Benefits (Under Severance Policy or CIC Policy) (2)

Death	Any earned payment based on actual 2011 Company performance under the terms of the 2011 EIAP.	Eligible for full award payment, if any, based on the Company performance during the measurement period as if the executive had remained employed through the end of the performance measurement period. PT RSUs vest immediately upon the performance measure being met.	All unvested options immediately vest and estate has one to five years following the date of death to exercise unless the options expire first.	None

Disability	Any earned payment based on actual 2011 Company performance under the terms of the 2011 EIAP.	Eligible for full award payment, if any, based on the Company performance during the measurement period as if the executive had remained employed through the end of the performance measurement period. PT RSUs vest immediately upon the performance measure being met.	All unvested options immediately vest and executive has one to five years following the date of disability to exercise, in accordance with the applicable stock option agreement, unless the options expire first.	None

(1)	Payment to be calculated and paid on the same basis and at the same time as the annual bonus payments to actively employed Ingram Micro executives under the 2011 EIAP.

(2)	Severance benefits provided under the Severance Policy and the CIC Policy are subject to the participant’s execution of a release of claims and covenant agreement satisfactory to the Company and are payable in a lump sum cash payment.

(3)	Prior to January 1, 2007, the definition of retirement for long-term equity incentives under our equity incentive plan was 50 years of age and a minimum of five years of service. Effective January 1, 2007, the definition of retirement under our equity incentive plan for awards granted to participants was amended to provide that normal retirement is defined as age 65 or greater with five or more years of service and early retirement is defined as age 55 or greater with 10 or more years of service. These retirement provisions are applicable to all NEOs.

PAYMENTS UPON TERMINATION TABLE

For purposes of this analysis, we assumed:

a.	the last date of employment for the NEO is the last business day of our last fiscal year, December 30, 2011;

b.	annual base salary at termination is equal to salary as of December 31, 2011;

c.	annual target incentive at termination is equal to target incentive as of December 31, 2011; and

d.	estimated value of accelerated vesting of equity is based on the closing price of our stock ($18.19) on December 30, 2011 (last trading day of our fiscal year) less, in the case of stock options, the applicable exercise price.

Based on these assumptions, the amount of compensation payable to each NEO in each potential situation is listed in the table below:

		Long-Term Incentives			Benefits & Perquisites
	Short Term Incentive	Cash LTIP	Stock Options & Performance Shares (1)	Severance Pay	Life Insurance Proceeds or Health Premiums	Disability Benefits	Outplace- ment	Repatriation / Relocation Expense	Total
Gregory M.E. Spierkel (2)
Change in Control Termination	$1,275,000	$600,000	$14,563,896	$4,250,000	$42,160	$—	$20,000	$—	$20,751,056
Retirement	654,075	580,000	13,580,921	—	—	—	—	—	14,814,996
Involuntary Not for Cause Termination	654,075	580,000	13,580,921	2,479,167	—	—	20,000	—	17,314,163
Death (3)	654,075	600,000	14,563,896	—	1,000,000	—	—	—	16,817,971
Disability	654,075	600,000	14,563,896	—	—	380,833	—	—	16,198,804
William D. Humes
Change in Control Termination	364,000	—	3,262,740	1,326,000	25,386	—	20,000	—	4,998,126
Voluntary Termination	186,732	—	—	—	—	—	—	—	186,732
Involuntary Not for Cause Termination	186,732	—	1,876,771	957,667	—	—	20,000	—	3,041,170
Death (3)	186,732	—	3,262,740	—	1,000,000	—	—	—	4,449,472
Disability	186,732	—	3,262,740	—	—	326,533	—	—	3,776,005
Alain Monié
Change in Control Termination	99,692	—	3,112,545	2,052,000	21,886	—	20,000	—	5,306,123
Voluntary Termination	99,692	—	—	—	—	—	—	—	99,962
Involuntary Not for Cause Termination	99,692	—	—	1,368,000	—	—	20,000	—	1,487,692
Death (3)	99,692	—	3,112,545	—	720,000	—	—	—	3,932,237
Disability	99,692	—	3,112,545	—	—	370,000	—	—	3,582,237
Keith W.F. Bradley
Change in Control Termination	367,500	—	3,129,662	1,338,750	31,620	—	20,000	—	4,887,532
Voluntary Termination	450,555	—	—	—	—	—	—	—	450,555
Involuntary Not for Cause Termination	450,555	—	1,800,955	892,500	—	—	20,000	—	3,164,010
Death (3)	450,555	—	3,129,662	—	1,000,000	—	—	—	4,580,217
Disability	450,555	—	3,129,662	—	—	328,231	—	—	3,908,448
Alain Maquet (4)
Change in Control Termination	403,518	—	2,867,853	2,613,256	2,555	—	20,000	52,700	5,959,882
Retirement	233,637	—	2,703,787	—	—	—	—	52,700	2,990,124
Involuntary Not for Cause Termination	233,637	—	2,703,787	2,613,256	—	—	20,000	52,700	5,623,380
Death	233,637	—	2,867,854	—	1,417,654	—	—	51,700	4,570,845
Disability	233,637	—	2,867,854	—	—	196,896	—	52,700	3,351,087

(1)	All options currently held by the NEOs are fully vested and exercisable. Each NEO had the following intrinsic value of vested and unexercised options as of December 31, 2011, not included in the table above: Mr. Spierkel, $2,817,101; Mr. Humes, $571,866; Mr. Monié, $436,220; Mr. Bradley, $64,429; and Mr. Maquet, $53,103. These options will continue to be eligible to be exercised after the termination date of December 30, 2011 if the termination circumstances meet the requirements specified in the above chart describing the termination clauses of each program and the award. The Committee has certified that all PT performance awards have met or exceeded the target performance and will be released per the vesting schedule. While it is too early in the measurement period to predict the final achievement of the 2010 and 2011 EPS and ROIC programs, in order to estimate a value under each termination scenario it was assumed target level performance was achieved. Actual achievement and resulting payment will be determined in early 2013 and 2014, respectively.

(2)	On January 19, 2012, the Company announced that Mr. Spierkel would be leaving the Company on April 15, 2012. Mr. Spierkel’s departure was treated as a termination without “cause” under the Severance Policy and therefore he became eligible to receive the severance benefits under the Severance Policy. The severance pay is calculated by adding the executive’s annual base salary and the annual target bonus in effect on the termination date and dividing this result by twelve (12) to determine a monthly rate. The monthly rate is then multiplied by the total number of years of employment with the Company (14 years). In addition to this severance amount Mr. Spierkel will receive a prorated EIAP payment for his employment with the Company in 2012 that will be paid when annual incentives are paid in 2013. Under the terms of our equity awards, Mr. Spierkel became retirement-eligible on January 27, 2012 (prior to his departure), when he met the age and service criteria. Therefore, in order to give a complete picture of the value of his equity awards when he left the Company, the amounts set forth under “Retirement” and “Involuntary Not for Cause Termination” for Mr. Spierkel assume he was eligible for retirement, and retired, on December 30, 2011. Mr. Spierkel’s performance shares that are listed above that vested between December 31, 2011 and his departure on April 15, 2012 will not be included in the amounts subject to the retirement provision.

(3)	Basic Life and Accidental Death and Dismemberment benefits for U.S.-based NEOs are one (1) times earnings, subject to a maximum of $1,000,000 each. Upon death, all unvested stock options would immediately vest and the estate would have one year to exercise.

(4)	Payments listed for Mr. Maquet have been converted from EUR to U.S. dollars using the same exchange rate as stated in footnote 1 of the “Summary Compensation Table” elsewhere in this proxy statement.

Mr. Maquet is retirement eligible under the terms of our equity awards. Therefore, the amounts set forth under “Retirement” and “Involuntary Not for Cause Termination” include the retirement treatment to his outstanding equity awards. Under all termination conditions, except for “cause”, Mr. Maquet will also receive repatriation/relocation assistance for himself and his immediate family including airfare, air shipment of personal affects, shipment of household goods, temporary living and storage of household goods under the terms and conditions similar to the relocation assistance he received when he relocated from France to Belgium.

Mr. Maquet is tax-equalized to France and, in the event of termination, except for “cause”, will continue to receive coverage for tax preparation services and be covered under Ingram Micro’s International Assignment Tax Equalization Policy for any foreign tax liabilities that are a result of his assignment to the United States or Belgium.

Severance pay assumes the Company provided Mr. Maquet the required 6 months notice prior to a termination by the Company without cause or change in control. If notice is not provided, base pay in lieu of notice will be added to payment. Under the terms of Mr. Maquet’s French employment contract, Mr. Maquet would be eligible for a payment equivalent to 32 months of average salary (defined as base salary and target bonus) in the event of a termination by the Company without cause or change in control.

Death and Disability: Under the terms of Mr. Maquet’s French employment contract, Mr. Maquet retains his life and disability insurance from France. In the event of his death or total permanent disability, Mr. Maquet’s estate or Mr. Maquet would receive $1,417,654 (EUR 1,018,137) under his French life insurance policy. Mr. Maquet would receive $196,896 (EUR 141,408) under his French disability insurance in the event of partial disability.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of the compensation of Ingram Micro’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, which is designated as Proposal No. 2 on the enclosed proxy card.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables Ingram Micro shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Ingram Micro has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of Ingram Micro’s named executive officers. This compensation philosophy, and the program structure approved by the Human Resources Committee, is central to Ingram Micro’s ability to attract, retain and motivate individuals who can achieve superior financial results. This approach, which has been used consistently over the years, has resulted in Ingram Micro’s ability to attract and retain the executive talent necessary to guide the Company during a period of tremendous growth and transformation. Please refer to “Compensation Discussion and Analysis — Executive Summary” for an overview of the compensation of Ingram Micro’s named executive officers.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis”, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on Ingram Micro, the Human Resources Committee of the Board, or the Board. The Board and the Human Resources Committee value the opinions of Ingram Micro shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders’ concerns, and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

The affirmative vote of a majority of the shares of Ingram Micro common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for advisory approval of this proposal.

PROPOSAL NO. 3

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the current fiscal year, which is designated as Proposal No. 3 on the enclosed proxy card.

PwC served as Ingram Micro’s independent registered public accounting firm for the 2011 fiscal year. PwC has advised Ingram Micro that it has no direct or indirect financial interest in Ingram Micro. Representatives of PwC are expected to be present at the 2012 annual meeting of shareholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders. We anticipate that our Audit Committee will retain PwC to continue to serve as Ingram Micro’s independent registered public accounting firm for 2012. See “Report of the Audit Committee”. The following fees were charged by PwC for 2010 and 2011 fiscal year services to Ingram Micro:

•

Audit Fees. PwC’s fees for auditing Ingram Micro’s annual financial statements and internal controls pursuant to the Sarbanes-Oxley Act of 2002, review of interim financial statements included in the Company’s Form 10-Q filings, and for services that are normally provided by PwC in connection with statutory and regulatory filings or engagements were (1) $6,430,000 for fiscal year 2010, of which $3,480,000 was billed by PwC in fiscal 2011, and (2) $6,875,000 for fiscal year 2011, of which $4,229,000 will be billed by PwC in fiscal 2012. The actual amounts that will be paid in fiscal year 2012 may be different due to the impact of foreign exchange at the time the actual bills are paid.

•

Audit-Related Fees. PwC’s fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above for fiscal years 2010 and 2011 were $293,000 and $283,000, respectively, relating to agreed-upon or attestation procedures that are required to be delivered by the Company’s independent or statutory auditor pursuant to local law or regulations and/or corporate reorganization activities, as well as consultations by the Company’s management regarding the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of proposed rules, standards or interpretations by the PCAOB, SEC, FASB, or other regulatory or standard setting bodies.

•

Tax Fees. PwC fees for services which were principally related to tax compliance and consulting matters were $107,000 in fiscal year 2010 and $42,000 in fiscal 2011. These tax fees related to consultations on technical tax matters, including assistance with U.S. Federal, state and local and international tax matters.

•	All Other Fees. There were no other services or related fees incurred or paid to PwC in fiscal year 2010 or 2011.

Management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by the independent accountants. We review whether the provision of such services by the independent accountants would be compatible with the maintenance of PwC’s independence in the performance of its auditing functions for us.

The Audit Committee annually reviews its policy on audit and non-audit services performed by Ingram Micro’s independent registered public accounting firm. Unless a proposed service to be provided by Ingram Micro’s independent registered public accounting firm has received general pre-approval in accordance with the guidelines discussed below, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. Additional fees in excess of 10% of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to certain categories of non-audit services, the Audit Committee has concluded that the provision of such services does not impair Ingram Micro’s independent registered public accounting firm’s independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by Ingram Micro’s independent registered public accounting firm without obtaining pre-approval for each specific non-audit assignment.

The term of any pre-approval is generally twelve months from the date of pre-approval, unless the Audit Committee provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, on a periodic basis, Ingram Micro’s management reports to the Audit Committee the services actually provided by Ingram Micro’s independent registered public accounting firm pursuant to the Audit Committee’s pre-approval policy.

All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of the Board of Directors has furnished the following report.

The charter of the Audit Committee of the Board of Directors of Ingram Micro Inc. (“Ingram Micro”) specifies that the purpose of the Audit Committee is to discharge its responsibilities as set forth in Ingram Micro’s Amended and Restated Bylaws and to assist the Board’s oversight of:

•	the integrity of Ingram Micro’s financial reporting process and systems of internal controls regarding finance, accounting, legal and ethical compliance;

•	Ingram Micro’s compliance with legal and regulatory requirements; and

•	the independence and performance of Ingram Micro’s independent external auditors and internal audit department.

In addition, the Audit Committee is charged with providing an avenue of open communication among Ingram Micro’s independent registered public accounting firm, management, internal audit department, and Board of Directors.

The Audit Committee expects to consider further amendments to its Charter from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in Ingram Micro’s operations, organization or environment.

The Audit Committee meets with management periodically to consider the adequacy of Ingram Micro’s disclosure and internal controls and compliance with applicable laws and company policies, as well as the quality of its financial reporting, including the application of critical accounting policies. As part of this process, the Audit Committee has, in connection with Ingram Micro’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), reviewed on a periodic basis with management and Ingram Micro’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), Ingram Micro’s SOX 404 compliance process for 2011, and will continue this monitoring in subsequent years.

As part of its oversight activities, the Audit Committee monitors the scope and adequacy of Ingram Micro’s internal auditing program, including reviewing staffing levels and steps taken to implement recommended improvements in internal controls. The Audit Committee discusses these matters with Ingram Micro’s independent registered public accounting firm and with appropriate Company management and internal auditors.

The Audit Committee’s meetings include, whenever appropriate, executive sessions with Ingram Micro’s independent registered public accounting firm and with Ingram Micro’s internal auditors, in each case without the presence of Ingram Micro’s management.

The Audit Committee appoints Ingram Micro’s independent registered public accounting firm for the purpose of issuing an audit report on Ingram Micro’s annual financial statements or performing related work and approves the firm’s compensation.

As part of its oversight of Ingram Micro’s financial statements, the Audit Committee reviews and discusses with both management and Ingram Micro’s independent registered public accounting firm all annual and quarterly financial statements, including reviewing Ingram Micro’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their issuance.

The Audit Committee reviewed and discussed with management Ingram Micro’s audited financial statements for the fiscal year ended December 31, 2011, including significant accounting and disclosure matters. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed Ingram Micro’s earnings press releases, as well as financial information and outlook provided to analysts and rating agencies, in accordance with the NYSE corporate governance rules.

The Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with PwC matters relating to PwC’s independence, including monitoring compliance with Ingram Micro’s pre-approval of non-audit services and performing a review of audit and non-audit fees. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of Ingram Micro’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Members of the Audit Committee of the Board of Directors of Ingram Micro Inc.

Leslie S. Heisz (Chair)
Howard I. Atkins
Scott McGregor
Michael T. Smith
Joe B. Wyatt

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2011, including the consolidated financial statements audited by PwC, independent registered public accounting firm, and their report thereon dated February 29, 2012, is being mailed to all shareholders with this proxy statement. In addition, a copy of our annual report, which includes our Form 10-K for the fiscal year ended December 31, 2011 (with exhibits 23.1, 31.1, 31.2, and 32.1 only), as filed with the SEC, will be sent to any shareholder without charge upon written request to: Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705, Attention: Corporate Communications and Investor Relations Department. Our annual report on Form 10-K can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://www.ingrammicro.com. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, is not incorporated into this proxy statement.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

SHAREHOLDER PROPOSALS

Shareholders interested in submitting a proposal for inclusion in the proxy materials for our 2013 annual meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive shareholder proposals no later than December 21, 2012.

Shareholders may wish to have a proposal presented at the annual meeting of shareholders in 2013, but without the Company being required to include that proposal in the Company’s proxy statement relating to that annual meeting. Such proposals must be received by the Corporate Secretary by March 6, 2013.

By order of the Board of Directors,

Larry C. Boyd Executive Vice President, Secretary and General Counsel

April 20, 2012

Santa Ana, California

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 3:00 a.m., Pacific Time, on June 6, 2012.
		[QR code Included here for proxy cards sent to shareholders]	Vote by Internet
• Go to www.envisionreports.com/IM
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

1.	Election of Directors for a term of one year:												+
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Howard I. Atkins	☐	☐	☐	02 - Leslie Stone Heisz	☐	☐	☐	03 - John R. Ingram	☐	☐	☐

	04 - Orrin H. Ingram II	☐	☐	☐	05 - Dale R. Laurance	☐	☐	☐	06 - Linda Fayne Levinson	☐	☐	☐

	07 - Scott A. McGregor	☐	☐	☐	08 - Alain Monié	☐	☐	☐	09 - Michael T. Smith	☐	☐	☐

	10 - Joe B. Wyatt	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Approval of Executive Compensation in Advisory Vote.	☐	☐	☐	3.	Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Ingram Micro Inc.

ANNUAL MEETING OF SHAREHOLDERS

JUNE 6, 2012

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of Ingram Micro Inc. (the “Company”), hereby appoints William D. Humes and Larry C. Boyd, and each of them individually, as Proxies to represent and vote all of the Company’s Class A common stock held of record as of the end of the business day on April 10, 2012 by the undersigned, each with full power of substitution, at the Annual Meeting of Shareholders of the Company, to be held on Wednesday, June 6, 2012, beginning at 10:00 a.m. (local time) at the Company’s Santa Ana campus, 1600 East Saint Andrew Place, Santa Ana, California 92705, and at any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR ALL THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD, VOTE VIA TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS OF THIS PROXY CARD, OR ATTEND THE MEETING AND VOTE IN PERSON.

If this Proxy relates to shares held for the undersigned in the Ingram Micro Inc. 401(k) Investment Savings Plan, then, when properly executed, it shall constitute instructions to the plan trustee to vote in the manner directed herein, if received by June 1, 2012.

(ITEMS TO BE VOTED APPEAR ON REVERSE SIDE)